UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THOUGHTWORKS HOLDING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

/thoughtworks

Strategy. Design. Engineering.

2024 Proxy Report

Your Vote Matters

/thoughtworks 2024 Proxy Report

We are a global technology consultancy that integrates strategy, design and software engineering to enable enterprises and technology disruptors across the globe to thrive as modern digital businesses.

/thoughtworks

2024 Proxy Report
A Message from our Chair of the Board
Dear Fellow Stockholders,
As chair of the Board of Directors, I know first-hand how challenging 2023 has been for Thoughtworks. Uncertainty in the macroeconomic environment has resulted in organizations reassessing their priorities. Demand has softened coupled with some pricing pressure. Spending on complex custom software builds has reduced in technology consulting, disproportionately impacting our business.
We have responded to these challenges. We have embarked on the transformation of our organization to streamline our business and reduce costs. We have also rebalanced our skills mix, alongside making focused investments — partners, industry verticals, and new services to diversify our business. We undertook this transformation while staying true to who we are: a company of technologists focused on helping solve our clients' toughest challenges.
We invite you to attend the 2024 Annual Meeting of Stockholders of Thoughtworks Holding, Inc. on June 4, 2024, at 9 a.m. Eastern Time. Our meeting will be virtual to provide a consistent experience to all investors regardless of location. We will provide a live audio webcast of our annual meeting at www.virtualstockholdermeeting.com/TWKS2024.
At our meeting, we will vote on the election of Class III directors, named executive officer ("NEO") compensation on an advisory basis and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. In addition, we will conduct such other business as may properly come before the meeting, and investors will have the opportunity to ask questions.
Your vote is important. Whether or not you plan on attending the annual meeting, please vote as soon as possible as described in the accompanying Notice of 2024 Annual Meeting of Stockholders and the Proxy Statement.
On behalf of the Board, I want to thank our Thoughtworkers, clients, partners, and stockholders for their contributions and support in 2023. As we move forward, we are well positioned to deliver extraordinary impact for our clients as they modernize and evolve their operations to harness the power of Cloud, Data, and AI and adapt for future success.

As we move forward, we are well positioned to deliver extraordinary impact for our clients as they modernize and evolve their operations to harness the power of Cloud, Data, and AI and adapt for future success.

Ian Davis Chair of the Board

2024 Proxy Report

Thoughtworks Holding, Inc.
200 East Randolph Street, 25th Floor
Chicago, Illinois 60601
Notice of Annual Meeting of Stockholders
You are invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Thoughtworks Holding, Inc. (“Thoughtworks” or the “Company”). The Annual Meeting will be held virtually, via live webcast at www.virtualstockholdermeeting.com/TWKS2024 on June 4, 2024, at 9 a.m. ET.
Items of Business
The Annual Meeting will be held for the following purposes which are more fully described as set forth in the Proxy Statement:

1
To elect three Class III directors, Robert Brennan, Guo Xiao and Roxanne Taylor, each of whom will hold office until: (i) our Annual Meeting in 2027; (ii) a successor is duly elected and qualified, or (iii) the director’s death, resignation or removal;

2	To approve named executive officer compensation on an advisory basis;
3	To ratify the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
4	To conduct any other business properly brought before the Annual Meeting.

Your vote matters. Please vote.

Online at www.proxyvote.com or www.virtualshareholder meeting.com/TWKS2024	By Phone 1-800-690-6903	Mail to Vote Processing ℅ Broadridge 51 Mercedes Way Edgewood, NY 11717
You are entitled to vote if you were a stockholder of record at the close of the Nasdaq Global Select Market on April 8, 2024. Each share of common stock that you own represents one vote. You will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. In addition, the Notice provides instructions on how to vote online or by telephone and how to receive a paper copy of proxy materials by mail.
Even if you choose not to attend the meeting, please cast a timely vote to ensure that your shares are represented. Returning the proxy card does not affect your right to attend, or to vote your shares during, the Annual Meeting.

By order of the Board of Directors,	Ramona Mateiu Chief Legal Officer and Corporate Secretary

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2024 Proxy Report

Proxy Statement for the 2024 Annual Meeting of Stockholders
To be Held on June 4, 2024 at 9 a.m. ET
Our board of directors is soliciting your proxy to vote at the Annual Meeting (including any adjournments, continuations, or postponements thereof) of Thoughtworks Holding, Inc. for the purposes set forth in this proxy statement (the “Proxy Statement”). We have provided internet access to our proxy materials and other information regarding our company, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”), in lieu of mailing printed copies. These materials may be found here: investors.thoughtworks.com.
In this Proxy Statement, we refer to Thoughtworks Holding, Inc. as “Thoughtworks,” the “Company,” “we,” “us,” or “our” and the board of directors of Thoughtworks as the “Board of Directors” or the “Board”. “Shares” refers to shares of our common stock.
The information provided in the “question and answer” format below is for your convenience only and is a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement. The Notice containing instructions on how to access our proxy materials will be mailed on or about April 24, 2024, to all stockholders entitled to vote at the Annual Meeting.
What am I voting on and what are the voting recommendations of our Board of Directors?
There are three matters scheduled for a vote at the Annual Meeting:
Proposal one
Election of Class III Director Nominees (page 9): Please Vote FOR All Nominees

• Robert Brennan, Guo Xiao and Roxanne Taylor are nominated to retain their positions until (i) the annual meeting in 2027, (ii) a successor is duly elected and qualified or (iii) the director’s death, resignation or removal.

• Class III is a diverse slate of director nominees with broad and relevant leadership experience.

• Robert Brennan and Roxanne Taylor are independent candidates for the Board. Guo Xiao is the Chief Executive Officer of Thoughtworks.
Proposal two
Advisory Vote to Approve Named Executive Officer Compensation (page 30): Please Vote FOR

• The Board believes that the Company's ability to motivate and retain talented and experienced leadership is critical to its success.

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Proposal three
Ratification of Appointment of the Independent Registered Public Accounting Firm for the Fiscal Year Ended December 31, 2024 (page 54): Please Vote FOR

•Ernst & Young LLP (“EY”) is an independent accounting firm with the breadth of expertise and knowledge necessary to effectively audit our business.
What is a quorum?
The holders of a majority of the voting power of our common stock entitled to vote at the Annual Meeting as of the Record Date must be present in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if (i) you are present and vote in person at the Annual Meeting or (ii) you have properly submitted a proxy. Abstentions, “withhold” votes, and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the Annual Meeting or holders of a majority of the voting power of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.
How many votes are needed to approve each proposal?
Proposal one: Directors are elected by a plurality of the votes cast during the Annual Meeting or by proxy. “Plurality” means that the three directors nominees who receive the largest number of votes cast “FOR” such nominees will be elected as directors. As a result, any shares not voted “FOR” a particular candidate, whether as a result of a “WITHHOLD” vote or a broker non-vote (where a brokerage firm has neither received voting instructions from the beneficial owner nor has discretionary power to vote on a particular matter), will not be counted in such candidate’s favor and will have no effect on the outcome of the election.
Proposal two: The approval of named executive officer compensation on an advisory basis requires the affirmative vote of the majority of the shares entitled to vote on the matter and present virtually or by proxy during the Annual Meeting. Any shares not voted but otherwise present and entitled to vote on this proposal, including abstentions, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Furthermore, the vote for this proposal is advisory and not binding on the Board or the Company in any way.
Proposal three: The ratification of the selection of EY as Thoughtworks’ independent registered public accounting firm for the fiscal year ending December 31, 2024, requires the affirmative vote of the majority of the shares entitled to vote on the matter and present virtually or by proxy during the Annual Meeting. Any shares not voted but otherwise present and entitled to vote on this proposal, including abstentions, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
Am I entitled to vote?
Only holders of record of our common stock at the close of business on April 8, 2024 (the “Record Date”) will be entitled to vote at the Annual Meeting.
Stockholder of Record: If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record.
Beneficial Owner (Shares held at a brokerage firm, bank or other nominee): If, at the close of business on the Record Date, your shares were held not in your name but on your behalf by a brokerage firm, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by your nominee (e.g., your brokerage firm). Those shares will be reported as being held by the nominee in the system of record used to identify stockholders. As a beneficial owner of the shares, you are invited to attend the Annual Meeting and you have the right to direct your brokerage firm, bank or other nominee regarding how to vote the shares in your account.

2024 Proxy Report

How do I vote?
Stockholder of Record: If you are a stockholder of record, you may vote (i) online during the Annual Meeting, or (ii) in advance by proxy through the internet, by telephone or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such cases, your previously submitted proxy will be disregarded.

•To vote in advance of the Annual Meeting (i) through the internet, go to www.proxyvote.com to complete an electronic proxy card, or (ii) by telephone, call 1-800-690-6903. You will be asked to provide the control number from the Notice, proxy card or instructions that accompanied your proxy materials. Votes in advance of the Annual Meeting over the internet or by telephone must be received by 11:59 p.m., Eastern Time on June 3, 2024, to be counted.

•To vote in advance of the Annual Meeting using a printed proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualstockholdermeeting.com/TWKS2024, starting at 9 a.m. ET, on June 4, 2024. You will need to enter your control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials. The webcast will open approximately 15 minutes before the start of the Annual Meeting.

Beneficial Owner: If your shares of our common stock are held on your behalf at a brokerage firm, bank or other nominee, you will receive a Notice with voting instructions from the nominee rather than from us. To vote online during the Annual Meeting, you must follow the instructions from your nominee.
How many votes do I have?
Each holder of shares of our common stock will have one vote per share held as of the close of business on the Record Date. At the close of business on the Record Date, we had 322,826,982 of common stock outstanding and entitled to vote. Of these outstanding shares, our directors and executive officers and their respective affiliates beneficially owned and were entitled to vote 1,831,654 shares of common stock at the Annual Meeting, or approximately 0.6% of the voting power of the shares of common stock.
As a controlled company, how does the voting power of our principal stockholders affect approval of the proposals being voted on at the Annual Meeting?
Investment funds advised by Apax Partners L.L.P. currently beneficially own a majority of our outstanding common stock and have the power to approve any action requiring a majority vote of the common stock. As of the record date, investment funds advised by Apax Partners L.L.P. beneficially owned and were entitled to vote 197,750,138 shares of common stock at the Annual Meeting, representing 61.3% of the total voting power of our common stock.
Why did I receive a Notice of Internet Availability of Proxy Materials?
In accordance with the rules of the Securities and Exchange Commission ("SEC"), we have elected to furnish our proxy materials, including this Proxy Statement and the 2023 Annual Report, primarily via the internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 24, 2024, to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

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How can I find out the results of the voting at the Annual Meeting?
We expect that preliminary voting results will be announced at the Annual Meeting. In addition, we will publish final voting results in a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are not available at that time, we will file another Form 8-K within four business days of receiving the final results. As with our other SEC filings, these Form 8-Ks will be available at investors.thoughtworks.com.
Is my vote confidential?
Thoughtworks respects your voting privacy. Any instructions, ballots, tabulations or materials that identify individual stockholders are handled in a manner that protects this privacy. Thoughtworks will not disclose any proxy instructions or ballots of individual stockholders, except:

•To allow for the tabulation and certification of votes;

•To facilitate a successful proxy solicitation;

•To assert claims for Thoughtworks;

•To defend claims against Thoughtworks; and

•As necessary to meet applicable legal requirements.
If you write comments on your proxy card or ballot, the proxy card or ballot may be forwarded to Thoughtworks’ management and/or the Board of Directors to review your comments.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone or using a printed proxy card or online during the Annual Meeting.
What if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
How do I attend and ask questions during the Annual Meeting?
We will be hosting the Annual Meeting via live webcast only. You can attend the Annual Meeting live online at www.virtualstockholdermeeting.com/TWKS2024 by logging in with your control number. The meeting will start at 9 a.m. ET, on June 4, 2024. If you are the beneficial owner of your shares, your control number is included with your voting instructions received from your brokerage firm, bank or other nominee. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. If you are not a stockholder as of the Record Date or do not log in using your control number, you may still log in as a guest and listen to the Annual Meeting, but you will not be able to ask questions or vote at the meeting.
If you would like to submit a question during the Annual Meeting, you may log in at www.virtualstockholdermeeting.com/TWKS2024 using your control number and type your question in the appropriate field. Please review our rules of conduct for the Annual Meeting when you log into the virtual meeting room. We will answer as many questions submitted in accordance with the rules of conduct as is possible. Only questions that are relevant to the Annual Meeting agenda will be answered.

2024 Proxy Report

The webcast will open approximately 15 minutes before the start of the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualstockholdermeeting.com/TWKS2024.
Where may I find proxy materials?
In accordance with SEC rules, we are using the internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and 2023 Annual Report. The Notice of Internet Availability of Proxy Materials (also called the Notice in this Proxy Statement) provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient and less costly and helps in conserving natural resources. We intend to mail the Notice on or about April 24, 2024, to all record stockholders entitled to vote at the Annual Meeting.
How may I revoke my proxy or change my vote?
Registered stockholders can change their vote or revoke their proxy at any time before the Annual Meeting by:

•Returning a signed proxy card with a later date;

•Authorizing a new vote electronically through the internet or telephone;

•Delivering a written revocation of your proxy to the Corporate Secretary at our principal office before your original proxy is voted at the Annual Meeting; or

•Submitting a ballot virtually at the Annual Meeting.
Beneficial owners can submit new voting instructions by following directions provided by your brokerage firm, bank, or other nominee. You can also vote during the Annual Meeting if you obtain a legal proxy from your brokerage firm, bank, or other nominee or log in into the Annual Meeting with your control number.
Your personal attendance at the virtual Annual Meeting does not revoke your proxy. Unless you vote at the Annual Meeting, your last valid proxy prior to or at the Annual Meeting will be used to cast your vote.
Who is paying for the Proxy Statement?
We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of the proxy materials and other information furnished to stockholders. Thoughtworks and its agents, directors, officers and employees may solicit proxies by mail, telephone, or other similar means, or in person. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse reasonable expenses. If you choose to access your proxy materials to vote via the internet, you are responsible for any internet access charges you may incur.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, after 10 calendar days have passed since our first mailing of the Notice.
Will a list of record stockholders as of the Record Date be available?
A list of our record stockholders as of the close of business on the Record Date will be made available to stockholders online during the Annual Meeting for those who attend. In addition, for the 10 days prior to the

2024 Proxy Report

Annual Meeting, the stockholder list will be available upon request during ordinary business hours at our headquarters, at 200 East Randolph Street, 25th Floor, Chicago, Illinois 60601, USA (our "Headquarters").
Will other matters be brought before the stockholders?
The Board of Directors does not intend to bring other matters before the stockholders except items incident to the conduct of the Annual Meeting, and we have not received timely notice from any stockholder of an intent to present any other proposal at the Annual Meeting. On any matter properly brought before the Annual Meeting by the Board of Directors or by others, the person named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.
May I submit Stockholder Proposals for Director Nominations or other items of business for the 2025 Annual Meeting?
Stockholder Proposals for Inclusion in the Proxy Statement
Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2025, must be received by the Company at our principal executive offices at our Headquarters, on or before December 13, 2024 (the 120th day prior to the anniversary of the filing of our proxy statement).
Other Proposals and Nominations
Stockholders wishing to make a director nomination or bring a proposal before the 2025 annual meeting (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Corporate Secretary at the Company’s principal executive offices no later than the close of business on March 6, 2025 (the 90th day prior to the date of the anniversary of our Annual Meeting) and not earlier than the close of business on February 4, 2025 (the 120th day prior to the date of the anniversary of our Annual Meeting), assuming the Company does not change the date of the 2025 annual meeting of stockholders by more than 30 days before or after the anniversary of the Annual Meeting. If so, the Company will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of the Company’s Bylaws and be submitted in writing to the Corporate Secretary at the Company’s principal executive offices.
Director Nominations for Inclusion in the Proxy Card
In addition to satisfying the requirements under the Company’s Bylaws as set forth in the prior paragraph, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Securities and Exchange Act of 1934 (the “Exchange Act”), which notice must be postmarked or transmitted electronically to us at the address stated above for recommendations on director candidates no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2025 annual meeting of stockholders, no later than April 5, 2025). If the date of the 2025 annual meeting of stockholders is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2025 annual meeting of stockholders and the 10th calendar day following the date on which public announcement of the date of the 2025 annual meeting of stockholders is first made by the Company.
Additional Information
We will mail, without charge, upon written request, a copy of our 2023 Annual Report, including the financial statements and list of exhibits and any exhibit specifically requested. Requests should be sent to our Corporate Secretary at our Headquarters.
The 2023 Annual Report is also available at investors.thoughtworks.com under “SEC Filings”.

2024 Proxy Report

Inspector of Election
A representative of Broadridge Investor Communications, Inc. will serve as the inspector of elections during the Annual Meeting.
Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce the printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as future annual reports and proxy statements are available on the internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:
Registered Owner: Visit www.equiniti.com and log into your account to enroll.
Beneficial Owner: Please follow the instructions provided to you by your broker, banker, trustee or nominee.
Householding
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.
This year, a number of brokers with account holders who are our stockholders will be “householding” our 2023 Annual Report and proxy materials, including the Notice. Once you receive notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by calling Broadridge at +1 (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, USA.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, our 2023 Annual Report and proxy materials to any stockholder at a shared address to which a single copy of any of these documents was delivered. To receive a separate copy of these materials, you may write our Corporate Secretary at our Headquarters.
Any stockholders who share the same address and receive multiple copies of our proxy materials and annual report who wish to receive only one copy in the future can contact their brokerage firm, bank or other nominee to request information about householding of our Corporate Secretary at the address listed above.
Stockholder Communications with the Board of Directors
Stockholders may communicate with the Board of Directors or with an individual director by writing to the care of the Secretary at our Headquarters. In accordance with our Corporate Governance Guidelines, and in the Secretary’s discretion, the Secretary will promptly forward significant stockholder communications, and periodically forward (but not less frequently than quarterly) insignificant stockholder communications, to the appropriate parties.
Special Note regarding Forward-Looking Statements
This Proxy Statement includes forward-looking statements, which are statements other than statements of historical facts and statements in the future tense. These statements include, but are not limited to, statements regarding our business, our business strategy and plans, our objectives and future operations and our social responsibility initiatives. In some cases, you can identify forward-looking statements by terms such as “aim,”

2024 Proxy Report

“may,” “will,” “should,” “expect,” “believe,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “seeks” or “continue,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.
Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date hereof and are subject to risks and uncertainties. Accordingly, actual results could differ materially due to a variety of factors. These risks and uncertainties include, but are not limited to, those described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and our other SEC filings, which are available on the Investor Relations page of our website at investors.thoughtworks.com and on the SEC website at www.sec.gov.
All forward-looking statements contained herein are based on information available to us as of the date hereof, and you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this Proxy Statement or to conform these statements to actual results or revised expectations, except as required by law. Undue reliance should not be placed on forward-looking statements.

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Table of contents	Proposal 1: Election of Directors
Proposal 1
Election of Directors
Our Board of Directors currently consists of nine directors, divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class III will stand for election at the Annual Meeting. The terms of office of Class I and Class II do not expire until the annual meetings of stockholders held in 2025 and 2026, respectively. Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to our Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected.
At the recommendation of our Nominating and Governance Committee, our Board of Directors proposes that each of the Class III nominees named below, all of whom are currently serving as directors, be elected as a Class III director for a three-year term expiring at the stockholder annual meeting in 2027, until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Our Board of Directors Recommends a vote “FOR” the election of each Class III Director nominee named below.

Robert Brennan Member since 2021 Age 64 Independent
Served as a member of our Board since July 2021. From 2019 to 2021, Mr. Brennan served as an advisor and mentor at Entrepreneurship for All Roxbury (EforAll). From 2017 to 2018, Mr. Brennan served as the executive director of Computer Associates, a multinational enterprise software developer and publisher. From 2011 to 2018, Mr. Brennan was chair and chief executive officer of Veracode, an application security company. From 2004 to 2011, Mr. Brennan was a director and the president and chief executive officer of Iron Mountain, a publicly-traded data protection and information management services company. From 2000 to 2004, Mr. Brennan served as chair and chief executive officer of Connected Corporation, a provider of storage software for automated protection, archiving and recovery of distributed data. Mr. Brennan also served as general manager for Network and Service Management at Cisco from 1998 to 2000 after being chief executive officer for American Internet. Mr. Brennan has also served on the boards of directors for several private technology companies. We believe that Mr. Brennan is qualified to serve on our Board due to his extensive executive experience, prior board service for emerging technology companies and leadership skills.

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Table of contents	Proposal 1: Election of Directors

Guo Xiao Member since 2017 Age 50
Served as our Chief Executive Officer since 2013 and as a member of our Board since 2017. Prior to that, Mr. Guo was Managing Director of Thoughtworks China from 2007 to 2013 and served as Head of Technology of Thoughtworks China from 2004 to 2007. Mr. Guo worked as a Senior Agile Software Developer for Thoughtworks United Kingdom from 2002 to 2004. At the beginning of his career, from 1999 to 2002, Mr. Guo worked as an Agile Software Developer for Thoughtworks US. Mr. Guo earned a Bachelor of Science in Chemistry from Peking University, a Master of Science in Chemistry from Northwestern University, where he also completed the Executive Development Program at the Kellogg School of Management, and a Master of Science in Computer Science from Loyola University Chicago. We believe Mr. Guo is qualified to serve on our Board due to his management experience, operational expertise and historical insight into our business.

Roxanne Taylor Member since 2021 Age 67 Independent
Served as a member of our Board since June 2021. Ms. Taylor served as the Chief Marketing and Communications Officer of Memorial Sloan Kettering Cancer Center from 2020 to 2022. From 2007 to 2018, Ms. Taylor served as Chief Marketing and Communications Officer at Accenture, a global professional services company. From 1995 to 2007, Ms. Taylor served in various marketing positions at Accenture, including Managing Director Corporate and Financial Communications and Director of Marketing and Communications for the Financial Services practice. Before joining Accenture, Ms. Taylor served in corporate communications, investor relations and senior marketing positions at Reuters and Quotron (now part of Citicorp) from 1993 to 1995 and 1989 to 1993, respectively. Ms. Taylor currently serves on the board of directors of Pure Storage and Unisys. Ms. Taylor earned a Bachelor of Arts from the University of Maryland in College Park. We believe that Ms. Taylor is qualified to serve on our Board due to her extensive marketing experience, as well as her technology industry knowledge.
Shares represented by proxies will be voted “FOR” the election of each of the three candidates named above, unless the proxy is marked without authority to vote (i.e., such proxy is marked to vote “WITHHOLD”). If a candidate for any reason is unable to serve, or for good cause will not serve, the proxies may be voted for a substitute candidate as the proxy holder might determine. Proxies may not be voted for more than three directors. Stockholders may not cumulative vote for the election of directors.
Each person nominated for election has agreed to serve if elected and management, and the Board of Directors have no reason to believe that the candidates will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that a candidate will be unable to serve for any reason, the proxies that otherwise would have been voted for this candidate will be voted for a substitute candidate as selected by the Board of Directors, as advised by the Nominating and Governance Committee. Alternatively, the proxies, at the Board of Directors' discretion, may be voted for no candidates as a result of the inability of any of the candidates to serve.

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Continuing Directors
The directors who are serving for terms that end after the Annual Meeting are as follows:
Class I

Jane Chwick Member since 2017 Age 61 Independent
Served as a member of our Board since December 2017. Ms. Chwick spent 30 years at Goldman Sachs, most recently as Partner and Co-Chief Operating Officer of its Technology Division, until her retirement in 2013. During her career at Goldman Sachs, Ms. Chwick held a number of senior positions, including Global Head of Technology of the Securities Division and Global Head of Derivatives Technology. From 2014 to 2017, Ms. Chwick was the Co-Founder and Co-Chief Executive Officer of Trewtec, a technology advisory firm. Ms. Chwick currently serves on the boards of directors of MarketAxess, Voya Financial and M&T Bank Corporation. Ms. Chwick previously served on the board of Essent Group Ltd, People’s United Financial, the Executive Board of Trustees of the Queens College Foundation and on the boards of directors of Girls Who Code and the Berkshire School. Ms. Chwick earned a Bachelor of Arts in mathematics from Queens College and a Master in Business Administration from St. John’s University with a concentration in management information systems and quantitative analysis. We believe that Ms. Chwick is qualified to serve on our Board due to her extensive technology leadership experience, which brings valuable skills and strategic perspective to the Board, and her cyber security expertise.

Ian Davis Member since 2021 Age 73 Independent
Served as a member of our Board since June 2021 and is currently our Board’s Chairperson. From 2003 to 2009, Sir Ian served as Chairman and Worldwide Managing Partner of McKinsey & Company. Retiring in 2010, Sir Ian is now Senior Partner Emeritus of McKinsey & Company, where he was a partner and consultant for over 30 years. From 2010 to 2023, Sir Ian was a non-executive director of Johnson & Johnson Inc. From 2013 to 2021, Sir Ian was the Chairman of Rolls-Royce plc. From 2010 to 2020, Sir Ian was a Non-Executive Director of BP plc, where he was also Senior Independent (Lead) Director. Sir Ian also acts as an adviser to several private firms and companies, including serving as Senior Advisor to Apax Partners. From 2011 to 2017, Sir Ian was a non-executive director of the United Kingdom Cabinet Office and Teach for All, a not-for-profit educational foundation. Sir Ian earned a Bachelor of Arts and Master of Arts in Politics, Philosophy and Economics from Balliol College, University of Oxford. We believe that Sir Ian is qualified to serve on our Board due to his significant leadership experience, deep understanding of global business trends and expertise in finance, strategy and business transformation.

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Rohan Haldea Member since 2017 Age 45 Independent
Served as a member of our Board since October 2017. Mr. Haldea joined Apax Partners in 2007 and is currently a Partner in the Tech & Telco team. Mr. Haldea serves on several other Boards as part of his role at Apax Partners. Mr. Haldea also serves as co-Chief Executive Officer of the Apax Foundation, a non-profit organization affiliated with Apax Partners, and as a Trustee of Impetus. Prior to joining Apax Partners, Mr. Haldea worked at Bain Capital in New York, where he focused on the Industrial, Distribution and Retail sectors. Prior to that, Mr. Haldea was a consultant at McKinsey & Company. Mr. Haldea earned a Master of Business Administration from Harvard Business School and a Bachelor of Technology from the Indian Institute of Technology, Delhi. We believe that Mr. Haldea is qualified to serve on our Board due to his expertise in investment strategies, prior experience as a director for several technology companies and insight into the technology solutions sector.
Class II

Gina Loften Member since 2021 Age 58 Independent
Served as a member of our Board since July 2021. Ms. Loften most recently served as chief technology officer for Microsoft USA, the position she held from 2019 to 2021. Prior to Microsoft, for over 15 years, Ms. Loften served in roles of growing responsibility with IBM, including global consulting leader in cloud application innovation for IBM Global Business Services, chief innovation officer for IBM Research and global public sector leader for IBM Watson Group. Ms. Loften currently serves on the board of directors of TTEC Holdings, Inc. In the not for profit space, Ms. Loften serves as a member of the board of trustees for TIAA (The Teachers Insurance and Annuity Association of America). Ms. Loften has previously served on the boards of George Mason Research Foundation, Rise Against Hunger and the advisory council for the Institute of Nuclear Power Operations. Ms. Loften earned a Bachelor of Science degree in electrical engineering from North Carolina Agricultural and Technical State University. We believe that Ms. Loften is qualified to serve on our Board due to her extensive technological leadership experience, cyber security expertise and her prior service as a director on for-profit and not-for-profit boards.

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Salim Nathoo Member since 2017 Age 53 Independent
Served as a member of our Board since October 2017. Mr. Nathoo joined Apax Partners in 1999 and is currently a Partner in the Tech & Telco team. Mr. Nathoo is also a member of the Investment Committees for the Apax Buyout Funds, Apax Digital Fund and Apax Global Alpha. Mr. Nathoo has served as an advisor or board member to a number of Apax Partners portfolio companies, including Candela, GlobalLogic, iGATE, Inmarsat, Orange Switzerland, Sophos, SMART Technologies, Weather Investments, TIM Hellas and Promethean. Prior to joining Apax Partners, Mr. Nathoo was an Engagement Manager with McKinsey & Company, where he specialized in advising clients in the telecom sector. Mr. Nathoo earned a Master in Business Administration from INSEAD and a Master of Arts in Mathematics from the University of Cambridge. We believe that Mr. Nathoo is qualified to serve on our Board due to his expertise in investment strategies, prior experience as a public company director and insight into the technology solutions sector.

William Parrett Member since 2017 Age 78 Independent
Served as a member of our Board since December 2017. Mr. Parrett joined Deloitte & Touche USA LLP in 1967 and served in a series of roles of increasing responsibility, including as Senior Partner, before retiring in 2007. From 2003 to 2007, Mr. Parrett served as the Chief Executive Officer of Deloitte Touche Tohmatsu. From 1999 to 2003, Mr. Parrett was Managing Partner of Deloitte & Touche USA. Mr. Parrett currently serves on the boards of directors of Oracle Corporation and The Blackstone Group. Mr. Parrett previously served on the boards of directors of Eastman Kodak Company, Conduent, Thermo Fisher Scientific, UBS Group AG and iGate. Additionally, Mr. Parrett is a past Chairman of the board of trustees of United Way Worldwide and of the board of directors of the United States Council for International Business. Mr. Parrett earned a Bachelor of Arts in accounting from St. Francis College. We believe that Mr. Parrett is qualified to serve on our Board due to his significant corporate leadership experience, public company experience and accounting and financial expertise.

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Board Profile
The following are areas of expertise represented by members of the Board. We believe these are the right skills to constructively challenge management and guide Thoughtworks' business strategy.

Skills and Experience	Ian Davis	Guo Xiao	Robert Brennan	Jane Chwick	Rohan Haldea	Gina Loften	Salim Nathoo	William Parrett	Roxanne Taylor
Senior Leadership	•	•	•	•		•	•	•	•
Global Operations	•	•	•	•		•	•	•	•
Financial Experience	•	•	•	•	•	•	•	•	•
Technology and/or Professional Services Industry	•	•	•	•	•	•	•	•	•
Corporate Governance, Sustainability and ESG	•			•		•	•	•	•
Risk Management and Cybersecurity	•	•	•	•	•	•		•	•
Talent Management	•	•	•	•			•	•	•
Senior Leadership: Executive level management experience at a public company, a large private company or other complex organization (such as government, academia or not-for-profit)
Global Operations: Experience in global business or operations, including exposure to global business cultures, client preferences, and economic, political or regulatory conditions
Financial Experience: Knowledge of capital markets or financial reporting to oversee the company's financial position
Technology and/or Professional Services Industry: Executive level management experience in an industry involving technology or professional services, including selling or marketing such services
Corporate Governance, Sustainability and Environmental, Social and Governance ("ESG"): Public company management or board experience developing an understanding of the dynamics and operations of a public board and its relationship with its management team, a deep knowledge of a company's practices; public company experience developing and overseeing sustainability and ESG strategy and reporting
Risk Management and Cybersecurity: Public company experience identifying, managing and mitigating risks and/or knowledge of the company's cybersecurity practices and public company experience overseeing cybersecurity management
Talent Management: Executive level experience managing people and teams, including recruitment, development, training and compensation

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All Directors exhibit:

•High integrity

•Appreciation of Thoughtworks' unique culture

•Dedication to Thoughtworks

•A commitment to diversity and sustainability

•A proven record of success

•A passion for corporate governance
Diversity
At Thoughtworks, diversity is a core value, and fostering a vibrant community of passionate technologists is one of our key goals. We believe that diversity of backgrounds, life experiences and opinions not only makes us more innovative but is essential to our long-term success. As such, we believe that our Board of Directors is representative of that diversity. The Board Diversity Matrix below is as of April 12, 2024.

	Female	Male
Total Number of Directors	9
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
African American or Black	1	0
Asian	0	3
White	2	3
Did Not Disclose Demographic Background	1
Family Relationships
There are no family relationships among any of our directors and executive officers.
Identifying and Evaluating Director Nominees
Our Nominating and Governance Committee is responsible for identifying individuals qualified to become members of our Board of Directors and ensuring that its membership consists of persons with sufficiently diverse and independent backgrounds. The identification, evaluation and selection of qualified directors is a complex and

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subjective process, which will be significantly influenced by the particular needs of our Board of Directors from time to time. Our Nominating and Governance Committee has adopted general attributes that it looks for in potential nominees to the Board, but it does not have a specific set of minimum qualifications or required skills, other than those that are necessary to meet regulatory and listing requirements and the provisions of our governing documents. Our Nominating and Governance Committee, in recommending director candidates for election to our Board of Directors, is expected to consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating director candidates, our Nominating and Governance Committee and the Board of Directors may also consider the following criteria, as well as any other factors that they deem to be relevant:

•Serving as an officer or former officer of a publicly-held company;

•The candidate’s experience as a board member of another publicly-held company;

•The strength of the candidate’s leadership skills;

•The candidate’s experience in finance and accounting and/or executive compensation practices;

•The candidate’s commitment to Thoughtworks; and

•Whether the candidate has the time required for preparation, participation and attendance at meetings of our Board of Directors and Committee meetings.
Our Nominating and Governance Committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment and the inclusion of diverse experiences. Therefore, our Nominating and Governance Committee will consider diversity and inclusion factors when evaluating candidates.
Stockholders may recommend individuals to our Nominating and Governance Committee for consideration as potential director candidates by submitting the names of recommended individuals, together with appropriate biographical information and background materials, to:
Nominating and Governance Committee
℅ Thoughtworks Holding, Inc.
200 East Randolph Street
25th Floor
Chicago, Illinois 60601
USA
In the event there is a vacancy and assuming that appropriate biographical and background materials has been provided on a timely basis, our Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria, as it follows for candidates submitted by others.
Classes
We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of approximately one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Nomination Agreement
We have entered into a Director Nomination Agreement with an entity controlled by funds advised by Apax Partners L.L.P. (the “Apax Funds”). Specifically, the Director Nomination Agreement provides the Apax Funds,

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through their control of Turing EquityCo II L.P., with the right, but not the obligation, to nominate a number of individuals designated for election as our directors at any meeting of our stockholders (the “Apax Directors”), such that, upon the election of each such individual and each other individual nominated by or at the direction of our Board of Directors or a duly-authorized committee of the Board of Directors, as a director of our company, the number of Apax Directors serving as directors of our company will be equal to:

(i)	if the Apax Funds and their affiliates together continue to beneficially own at least 50% of the total voting power of the outstanding shares of our common stock, the lowest whole number that is greater than 50% of the total number of directors comprising our Board of Directors;

(ii)	if the Apax Funds and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the total voting power of the outstanding shares of our common stock, the lowest whole number that is at least 40% of the total number of directors comprising our Board of Directors;

(iii)	if the Apax Funds and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total voting power of the outstanding shares of our common stock, the lowest whole number that is at least 30% of the total number of directors comprising our Board of Directors;

(iv)	if the Apax Funds and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total voting power of the outstanding shares of our common stock, the lowest whole number that is at least 20% of the total number of directors comprising our Board of Directors; and

(v)	if the Apax Funds and their affiliates together continue to beneficially own at least 10% (but less than 20%) of the total voting power of the outstanding shares of our common stock, the lowest whole number that is at least 10% of the total number of directors comprising our Board of Directors.
The Apax Funds’ nominees must comply with applicable law and stock exchange rules. The Apax Funds have agreed in the Director Nomination Agreement to vote any shares of our common stock and any other securities held by them in favor of the election to our Board of the directors so designated. At any time when the Apax Funds have the right to designate at least 40% of the total number of directors comprising our Board of Directors for election to our Board, the Apax Funds will also have the right to have one of their nominated directors hold one seat on each Board committee, subject to satisfying any applicable exchange rules or regulations regarding the independence of Board committee members. In addition, the Apax Funds shall be entitled to designate the replacement for any of their Board designees whose Board service terminates prior to the end of the director’s term, regardless of the Apax Funds’ beneficial ownership at such time. Currently, Mr. Haldea and Mr. Nathoo have been designated as the nominees of the Apax Funds. The Director Nomination Agreement provides for certain consent rights for the Apax Funds so long as they own at least 50% of the total voting power of the outstanding shares of our common stock. Additionally, the Director Nomination Agreement prohibits us from increasing or decreasing the size of our Board without the prior written consent of the Apax Funds for so long as the Apax Funds hold at least 40% of the total outstanding voting power. The Director Nomination Agreement will terminate at such time as the Apax Funds own less than 10% of the total voting power of the outstanding shares of our common stock.

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Corporate Governance
Board of Directors
Responsible stewardship
Thoughtworks’ governance structure is designed to foster principled actions, informed and effective decision making and appropriate monitoring of compliance and performance, assuring that the long-term interests of Thoughtworks and its stakeholders are being served. To satisfy the Board of Directors’ duties, directors are expected to maintain the highest standards of responsibility and ethics. The Board of Directors believes there is no single board leadership structure that is optimal in all circumstances. As such, the Nominating and Governance Committee periodically considers the leadership structure of our Board of Directors and makes recommendations to optimize its oversight of management. Our Board of Directors currently believes that our existing leadership structure is effective. The Nominating and Governance Committee and the Board of Directors will continue to review our leadership structure and may make such changes in the future as they deem appropriate.
Controlled company exemption
The Apax Funds continue to control a majority of our outstanding common stock. As a result, we are a “controlled company.” Under the rules of the Nasdaq Stock Market LLC (“Nasdaq”), a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements:

•we have a board of directors that is composed of a majority of “independent directors,” as defined under the rules of such exchange;

•we have a Compensation and Talent Committee that is composed entirely of independent directors; and

•we have a Nominating and Governance Committee that is composed entirely of independent directors.
From time to time, we may rely on this exemption, and in doing so, we may not have a majority of independent directors on our Board of Directors. In addition, our Compensation and Talent and Nominating and Governance Committees may not consist entirely of independent directors and/or may not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all Nasdaq corporate governance requirements.
Independence of our Board of Directors
The listing rules of Nasdaq generally require that a majority of the members of a listed company’s board of directors be independent. In addition, as discussed further below, the listing rules require that, subject to specified exceptions, each member of our Audit, Compensation and Talent and Nominating and Governance Committees be independent.
Our Board of Directors conducts an annual review of the independence of our directors. In its most recent review, our Board of Directors determined that all of our directors are “independent directors” (except for Mr. Guo who also serves as our Chief Executive Officer) as defined under the applicable rules, regulations and listing standards of Nasdaq and the SEC.

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Name	Age	Position Director Nominees	Class	Appointed	Current Term Expiration
Robert Brennan	64	Director	III	July 2021	2024
Guo Xiao	50	Director and Chief Executive Officer	III	October 2017	2024
Roxanne Taylor	67	Director	III	June 2021	2024
Continuing Directors:
Jane Chwick	61	Director	I	December 2017	2025
Ian Davis	73	Chair of the Board of Directors	I	June 2021	2025
Rohan Haldea	45	Director	I	October 2017	2025
Gina Loften	58	Director	II	July 2021	2026
Salim Nathoo	53	Director	II	October 2017	2026
William Parrett	78	Director	II	December 2017	2026
The independent directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. The independent directors believe that the Company’s current Board structure, with an independent Chair and its main Committees each composed primarily of independent directors, provides appropriate, efficient and effective leadership, communication and administration.
Chair of the Board
Ian Davis serves as Chair of our Board of Directors. As our Chair, Sir Ian presides over all meetings of the Board of Directors.
The responsibilities of the Chair include:

•Coordinating Board-relevant activities of the directors;

•Calling meetings of the directors, as needed;

•Chairing executive sessions of the independent directors and providing feedback and perspective to the CEO about discussions among the directors and helping to facilitate communication between the CEO and the directors;

•Collaborating with the Corporate Secretary to set the agendas for the board meetings;

•Leading Board meetings; and

•Performing such other functions and responsibilities as requested by our Board of Directors from time to time, including with respect to best practices in governance, succession planning for board members and key members of management and stockholder and stakeholder engagement.

Committees of the Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation and Talent Committee, and a Nominating and Governance Committee. Our Board of Directors may establish other committees from time to time to facilitate the management of our business. Members of each committee serve until their resignation or until otherwise determined by our Board of Directors. The composition and functions of each committee are described below. Each committee has adopted a written charter that satisfies the applicable rules and regulations of the

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SEC and the Nasdaq Listing Standards, which are available on our website at investors.thoughtworks.com. Currently, our committee assignments are as follows:

Board Member		Audit Committee	Compensation & Talent Committee	Nominating & Governance Committee
Ian Davis (CH)	I			C
Robert Brennan	I		C	•
Jane Chwick	I		•	•
Guo Xiao
Rohan Haldea	I		•
Gina Loften	I	•	•
Salim Nathoo	I			•
William Parrett	I	C*		•
Roxanne Taylor	I	•	•
C = Committee chair
CH = Chairman of the Board
I = Independent director for Board of Directors (excluding the committees of the Board of Directors)
* = Designated as an "audit committee financial expert" within the meaning of SEC regulations and applicable listing standards of Nasdaq
Audit Committee
Our Audit Committee is composed of Gina Loften, William Parrett and Roxanne Taylor, with William Parrett serving as chair. Our Board has determined that all the members of the Audit Committee meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Our Board has also determined that William Parrett is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of Nasdaq. During 2023, the Audit Committee held six meetings. The Audit Committee’s responsibilities include:

•appointing, approving the compensation of and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•pre-approving audit and permissible non-audit services and the terms of such services, to be provided by our independent registered public accounting firm;

•reviewing our policies on risk assessment and risk management;

•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures, as well as critical accounting policies and practices used by us;

•reviewing the adequacy of our internal control over financial reporting;

•establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

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•preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

•reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•reviewing and discussing with management and our independent registered public accounting firm our earnings releases and guidance.
Review, Approval or Ratification of Transactions with Related Persons
The Audit Committee of our Board of Directors has primary responsibility for reviewing and approving transactions with related parties. The Audit Committee Charter provides that the Audit Committee shall review and approve in advance any related party transactions. We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our Audit Committee, subject to the exceptions described below.
In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our Audit Committee may determine that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and transactions available to all employees generally.
Transactions with Related Persons for 2023
We currently employ Penelope Morrow, who is married to Christopher Murphy, our Chief Revenue and Client Officer. In 2023, Ms. Morrow received total annual compensation of $199,986, which consisted of base salary and other compensation including the grant date fair value of an RSU award. Ms. Morrow’s compensation and other benefits are comparable to those of other employees of the Company in similar positions and determined by the Company consistent with its compensation practices applicable to other similarly situated employees.
Commercial Transactions with Our Sponsor Portfolio Companies
Our Sponsors and their affiliates have ownership interests in a broad range of companies. We have entered and may in the future enter into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. In 2023, none of these transactions or arrangements were or are expected to be material to us.
Compensation and Talent Committee
Our Compensation and Talent Committee is composed of Robert Brennan, Jane Chwick, Rohan Haldea, Gina Loften and Roxanne Taylor, with Robert Brennan serving as chair. During 2023, the Compensation and Talent Committee held six meetings. The Compensation and Talent Committee’s responsibilities include:

•annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

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•evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•reviewing and approving the compensation of our other executive officers;

•appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation and Talent Committee;

•conducting the independence assessment outlined in rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation and Talent Committee;

•annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of Nasdaq;

•reviewing and establishing our leadership compensation, philosophy and guidelines;

•overseeing and administering our equity compensation plans;

•overseeing our diversity and inclusion programs and planning for human capital management;

•overseeing management succession planning;

•reviewing and making recommendations to our Board with respect to director compensation; and

•reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.
Compensation and Talent Committee Interlocks and Insider Participation
None of our executive officers currently serves, nor in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation and Talent Committee.
Nominating and Governance Committee
Our Nominating and Governance Committee is composed of Robert Brennan, Jane Chwick, Ian Davis, Salim Nathoo and William Parrett, with Ian Davis serving as chair. During 2023, the Nominating and Governance Committee held two meetings. The Nominating and Governance Committee’s responsibilities include:

•developing and recommending to our Board criteria for Board and committee membership;

•developing and recommending to our Board best practices and corporate governance principles;

•subject to the rights of the Apax Funds under the Director Nomination Agreement as described in ‘‘Proposal 1 Election of Directors — Identifying and Evaluating Director Nominees — Director Nomination Agreement,” identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

•reviewing our ESG program, policies and initiatives and providing guidance to the Board and management on ESG matters;

•developing and recommending to our Board a set of corporate governance guidelines; and

•reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

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Director Meetings and Attendance
During 2023, the Board of Directors and Committees maintained their schedules of regular meetings, some of which were held virtually. The Board of Directors expects each director to attend all meetings, including the annual meeting, meetings of the Board of Directors and meetings of committees of the Board of Directors on which such director serves.
The Board of Directors held six regular meetings and three special meetings. Each Director attended at least 75% of the regularly scheduled and special meetings of the Board of Directors. In lieu of holding an in-person annual meeting of stockholders in 2023, the stockholders conducted an annual meeting virtually. Eight of the Directors attended the annual meeting of the stockholders in 2023.
Executive Sessions
During 2023, the Board of Directors and certain committees met in Executive Sessions without members of management present. The independent directors met in Executive Session at five of the six regular Board meetings in 2023. The Chair led all of the Executive Sessions of the Board of Directors.
Director Compensation Program
Our non-employee directors are eligible to receive compensation for their service on our Board of Directors pursuant to the non-employee director compensation policy, which provides for: (i) an annual cash retainer of $100,000, payable in four equal quarterly installments and prorated for any partial year of service on our Board of Directors; and (ii) an annual equity grant in the form of restricted stock units with an aggregate grant date fair value of $150,000 (plus an additional annual grant in the form of restricted stock units with an aggregate grant date fair value of (a) $60,000 for the Non-Executive Board Chair, (b) $20,000 for each of the chair of the Audit Committee and the chair of the Compensation and Talent Committee and (c) $10,000 for the chair of the Nominating and Governance Committee), to be granted on the date of our annual stockholders meeting, subject to the terms of the 2021 Omnibus Incentive Plan and the award agreement pursuant to which such award is granted, including a one-year vesting term, subject to continued service on our Board of Directors. From time to time, Directors may receive other compensation for special projects or participation on ad hoc sub-committees.
The following table summarizes total compensation for each of our non-employee directors in fiscal year 2023. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other non-employee members of our Board, including any representatives of Apax, in fiscal year 2023. Representatives of Apax receive no compensation for service as directors and, consequently, are not included in this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Total ($)
Ian Davis	100,000	237,203	337,203
Robert Brennan (1)	150,000	183,296	333,296
Jane Chwick	150,000	161,729	311,729
Gina Loften	100,000	161,729	261,729
William Parrett	175,000	183,296	358,296
Roxanne Taylor (2)	150,000	161,729	311,729
(1) Mr. Brennan has elected to defer the receipt of the shares underlying his RSUs granted in 2023 until the earliest of his death, disability, separation from service and change in control.
(2) Ms. Taylor has elected to defer the receipt of the shares underlying her RSUs granted in 2023 until June 5, 2026, which is the second anniversary of the date on which her RSUs will vest.
(3) Amounts reflect the aggregate grant date fair value of RSUs granted to the non-employee directors. The fair value is determined using the closing stock price on the grant date. The following table presents the aggregate number of shares underlying outstanding options and unvested RSUs that, in each case, were held by our non-employee directors on December 31, 2023.

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Table of contents	Corporate Governance

Name	Number of Shares Underlying Options (#)	Number of Shares Underlying RSUs (#)
Ian Davis	—	28,892
Robert Brennan	—	22,326
Jane Chwick	123,394	19,699
Gina Loften	—	19,699
William Parrett	123,394	22,326
Roxanne Taylor	—	19,699
Expenses
We reimburse each eligible director for ordinary, necessary and reasonable out-of-pocket travel expenses incurred for their in-person attendance at and participation in meetings of our Board of Directors and any committee of the Board of Directors. Our directors are also encouraged and provided with opportunities to participate in education programs that would assist them with discharging their duties as a member of our Board of Directors.
Our Executive Officers
Below is a list of the names, ages (as of April 8, 2024), positions and a brief account of the business experience of the individuals who serve as executive officers (business experience for Mr. Guo, who is both a director and executive officer, can be found in the section entitled “Proposal 1 Election of Directors”). Our Board of Directors chooses executive officers, who then serve at the discretion of our Board of Directors. There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers.

Name	Age	Position
Guo Xiao	50	Chief Executive Officer and Director
Erin Cummins	45	Chief Financial Officer
Ramona Mateiu	46	Chief Legal and Compliance Officer
Christopher Murphy	51	Chief Revenue and Client Officer
Sudhir Tiwari	52	Global Head of Digital Engineering Center

Erin Cummins Chief Financial Officer 19-year Tenure Age 45
Served as our Chief Financial Officer since 2014. Prior to that, Ms. Cummins was Head of Operations and Finance for Thoughtworks Europe. Ms. Cummins has served in various leadership roles in the organization spanning across multiple countries, with both financial and operational responsibilities. Prior to joining Thoughtworks in 2004, Ms. Cummins was an auditor for Plante Moran from 2001 to 2004. Ms. Cummins earned her Bachelor of Arts and Master of Science (Professional Accounting) degrees from Michigan State University.

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Table of contents	Corporate Governance

Ramona Mateiu Chief Legal and Compliance Officer 15-year Tenure Age 46
Served as our Chief Legal Officer since 2017 and as our Chief Compliance Officer since 2018. Prior to that, Ms. Mateiu served as Thoughtworks Deputy General Counsel in 2017 and as Head of Legal for Thoughtworks North America from 2009 to 2017. Ms. Mateiu previously served as Associate General Counsel at PrivateBancorp (now part of CIBC). Before joining PrivateBancorp, Ms. Mateiu served in a legal role at Thoughtworks from 2008 to 2009 and was a corporate associate at Schiff Hardin LLP. Ms. Mateiu earned a Juris Doctor from the University of California at Berkeley School of Law and a Bachelor of Arts in Economics from the University of Illinois at Urbana-Champaign.

Christopher Murphy Chief Revenue and Client Officer 19-year Tenure Age 51
Served as our Chief Client and Revenue Officer since 2023. Prior to that, Mr. Murphy served as our Chief Executive Officer for Thoughtworks North America from 2018 to 2023. Prior to that, Mr. Murphy was Group Managing Director of Europe, Middle East and South Asia from 2015 to 2018, Chief Strategy Officer and Global Head of Marketing from 2012 to 2015, Managing Director of Asia Pacific from 2008 to 2012 and Associate General Counsel from 2004 to 2007. Prior to joining Thoughtworks, Mr. Murphy was a Senior Solicitor in the Intellectual Property and Information Technology Group at Mayer Brown and a Senior Associate in the Intellectual Property and Information Technology Group at Corrs Chambers Westgarth. Mr. Murphy earned a Bachelor of Science in computer science from the University of Melbourne, a Bachelor of Laws from the University of Melbourne, a Master of Laws (Intellectual Property) from Monash University and a Master of Information Technology from Monash University.

Sudhir Tiwari Global Head of Digital Engineering Center 19-year Tenure Age 52
Served as the Global Head of Digital Engineering Center for Thoughtworks since 2023. Prior to that, Mr. Tiwari was the Regional Managing Director for India and Middle East and was also heading the Data and AI service line, both for Thoughtworks. Between 2011 and 2021, he was the Managing Director of India for Thoughtworks. From 2007 to 2011, he ran the Operations for Thoughtworks Studios. Mr. Tiwari joined Thoughtworks in India as a project manager in 2005. Mr. Tiwari earned a Bachelor of Technology degree in the field of Chemical Engineering from the National Institute of Technology, Tiruchirappalli. Mr. Tiwari has also completed the Advanced Management Program (AMP) from the Indian Institute of Management, Bangalore.
Oversight of our Company
Our Board of Directors reviews strategic, operational, compliance and financial risk in the context of discussions, question-and-answer sessions and reports from the management team at each regular board meeting, receives

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Table of contents	Corporate Governance
reports on all significant committee activities at each regular board meeting and evaluates the risks inherent in significant transactions. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management.
Oversight of Risk Mitigation
We recognize that risk assessment and oversight are an integral part of achieving our organizational goals, enhancing stockholder value and increasing the likelihood of long-term corporate success. We believe our corporate governance structure and culture of risk mitigation allows us to balance opportunity and risk to innovate for more customers. As such, our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic, operational, financial and legal risks at regular management meetings and raises strategic issues and points of concern with the Board of Directors, or its standing committees, through regularly scheduled or, if necessary, special meetings. The Enterprise Risk Management ("ERM") Steering Committee, composed of members from senior management, regularly assesses and prioritizes enterprise risks, assigning the risk owners within the business to build the appropriate mitigation plan. The status of the risks is regularly monitored and reported to the ERM Steering Committee and to the Board by the risk owners.
The Board of Directors is responsible for overseeing senior management’s execution of its risk management duties and for assessing our approach to risk management. Further, the Board of Directors regularly reviews and discusses strategic, operational, reputational and enterprise compliance risks, among others. The Board of Directors consults with external advisors, including outside counsel, consultants, auditors and experts, to ensure that it is well informed about the risks and opportunities facing Thoughtworks. In addition, independent directors hold regular executive sessions without management present to discuss risks facing our company and our business.
Our standing committees of the Board of Directors play a vital part in our risk management oversight. Our Audit Committee is responsible for overseeing our major financial risk exposures, along with assessing our cyber security and the steps our management has taken to monitor and control these exposures. As a part of this mandate, the Audit Committee reviews compliance with applicable laws and regulations and oversees internal company policies, procedures and programs designed to promote and monitor legal and regulatory compliance. Our Compensation and Talent Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, the Compensation and Talent Committee is responsible for ensuring our compensation and recruiting programs are effectively structured to attract and retain the Company’s talent. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance policies. Certain committees also have their independent directors meet in private sessions with management and compliance leaders during the course of the year.
Board Oversight of Human Capital Management
Our reputation for technology excellence and thought leadership and our cultivating culture enable us to attract what we believe is the best talent in the industry. Continuing to attract, cultivate and retain the best people globally is crucial to all aspects of Thoughtworks’ business and its long-term success. To that end, the Board of Directors and its committees are actively involved in the Company’s human capital management strategy and receive reports on key metrics throughout the year, including those related to diversity and inclusion, recruiting and talent development.
Code of Conduct and Code of Ethics for Senior Financial Officers
We have adopted a Code of Conduct that applies to all employees, officers, contractors and directors. In addition, we adopted a Code of Ethics for Senior Financial Officers, which applies to our chief executive officer, chief financial officer, principal accounting officer, controller and persons performing similar functions (together, “Codes of Conduct”). The full texts of our Codes of Conduct are posted on our website at investors.thoughtworks.com. We intend to disclose on our website any future amendments of our Codes of Conduct or waivers that exempt any senior financial officers or our directors from provisions in the Codes of Conduct. Information contained on, or that can be accessed through, our website is not incorporated by reference

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Table of contents	Corporate Governance
into this Proxy Statement, and you should not consider information on our website to be part of this Proxy Statement.
Insider Trading Policy Prohibitions and Rule 10b5-1 Plans
Our Board of Directors has adopted an insider trading policy that applies to all employees, officers, consultants, contractors and directors. Our insider trading policy prohibits trading in derivative securities related to our common stock and engaging in short selling of our common stock, options trading on Thoughtworks securities, hedging and monetization transactions, purchasing our common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan. In addition, our insider trading policy prohibits short term trades less than six months.
From time to time, our executive officers may have Rule 10b5-1 trading plans. Adoptions, modifications and terminations of Rule 10b5-1 trading plans by our executive officers are disclosed as required in our periodic reports.
Security Ownership of Certain Beneficial Owners and Management
The following table shows information about the beneficial ownership of our common stock by:

•each person known by us to beneficially own 5% or more of our outstanding common stock;

•each of our directors and NEOs; and

•all of our directors and executive officers as a group.
The numbers listed below are based on 322,826,982 shares of our common stock outstanding as of April 8, 2024. Except as otherwise noted below, the address of each beneficial owner listed in the table below is c/o Thoughtworks Holding, Inc., 200 East Randolph Street, 25th Floor, Chicago, IL 60601. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

2024 Proxy Report

Name of Beneficial Owner	Outstanding shares	Shares acquirable within 60 days (1)	Total beneficial ownership	Percentage
5% Stockholders
Turing EquityCo II L.P.(2)	197,750,138	—	197,750,138	61.3%
Siemens AG(3)	24,152,051	—	24,152,051	7.5%

NEOs
Guo Xiao(4)	633,022	3,016,516	3,649,538	1.1%
Christopher Murphy	367,571	1,014,653	1,382,224	*
Erin Cummins	238,499	656,620	895,119	*
Ramona Mateiu(5)	166,467	255,645	422,112	*
Sudhir Tiwari	192,370	336,021	528,391	*
Rebecca Parsons	757,213	1,448,759	2,205,972	*
Non-Employee Directors
Ian Davis	43,163	28,892	72,055	*
Robert Brennan	13,656	22,326	35,982	*
Jane Chwick	77,673	139,009	216,682	*
Rohan Haldea	—	—	—	*
Gina Loften	12,330	19,699	32,029	*
Salim Nathoo	—	—	—	*
William Parrett(6)	74,573	141,636	216,209	*
Roxanne Taylor	12,330	19,699	32,029	*
All directors and executive officers as a group (13 individuals)	1,831,654	5,650,716	7,482,370	2.3%
(1)Reflects the number of shares that could be acquired by exercise of options exercisable as of April 8, 2024 or 60 days thereafter and the number of shares underlying restricted stock units that vest within 60 days of April 8, 2024.
(2)Based on information contained in a Schedule 13G filed with the SEC on February 14, 2022, Turing EquityCo II L.P. (“EquityCo II”) holds these shares directly. Apax IX GP Co. Limited (“Apax IX GP”), through majority vote of its investment committee, shares voting and dispositive power over the shares held directly by EquityCo II, may be deemed the beneficial owner of such shares. The individual members of the investment committee of Apax IX GP disclaim beneficial ownership of these shares. The business address of EquityCo II is PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3PP. The business address of Apax IX GP is Royal Bank Place, Third Floor, 1 Glategny Esplanade, St. Peter Port, Guernsey, GY1 2HJ.
(3)Based on information contained in a Schedule 13G filed with the SEC on February 10, 2022, Siemens AG has the sole voting power with respect to 24,152,051 shares and the sole dispositive power with respect to 24,152,051 shares. Siemens AG stated its business address as Otto-Hahn-Ring 6, 81739, Munich, Germany.
(4)Outstanding shares amount includes 413,847 shares of common stock owned and held by Xiao Guo Trust 2020 and 219,175 shares of common stock owned directly.
(5)Outstanding shares amount includes 136,903 shares of common stock owned and held by Ramona Mateiu Declaration of Trust and 29,564 shares of common stock owned directly.
(6)Outstanding shares amount includes 56,555 shares of common stock owned and held by Family Leisure Properties, LLC - Series E and 18,018 shares of common stock owned directly.

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Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2023:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders (1)	32,930,688	(2)	$3.76	(3)	62,677,405	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	32,930,688		$3.76		62,677,405
(1)Represents the 2017 Stock Option Plan ("2017 Plan"), the 2021 Omnibus Incentive Plan ("Omnibus Plan") and the Employee Stock Purchase Plan ("ESPP").
(2)Includes shares of common stock underlying 18,595,731 options, 13,336,829 restricted stock units ("RSUs") and 998,128 performance stock units ("PSUs"), based on the actual achievement of 65.9% and zero percent of target for non-market based PSUs with performance years ending December 31, 2022 and December 31, 2023, respectively. The market-based PSUs are based on the maximum level achievement.
(3)Represents the weighted-average exercise price of stock options outstanding under the 2017 Plan as of December 31, 2023, and excludes RSUs and PSUs, which do not have an exercise price.
(4)Includes 3,242,649 shares available for issuance under the 2017 Plan, 50,454,452 shares available for issuance under the Omnibus Plan and 8,980,304 shares available for issuance under the ESPP, in each case as of December 31, 2023. The number of shares reserved for issuance under the Omnibus Plan is subject to an annual increase on the first day of each calendar year beginning January 1, 2022 and ending and including January 1, 2031, with the amount of such increase equal to the lesser of (i) 5% of the total number of shares of our common stock outstanding on the final day of the immediately preceding calendar year and (ii) any such smaller number of shares of our common stock as is determined by the Board. The number of shares reserved for issuance under the ESPP is subject to an annual increase on the first day of each calendar year beginning January 1, 2022 and ending and including January 1, 2031, with the amount of such increase equal to the lesser of (i) 1% of the total number of shares of our common stock outstanding on the final day of the immediately preceding calendar year and (ii) any such smaller number of shares of our common stock as is determined by the Board. As the ESPP has not yet commenced, no shares of our common stock are currently subject to any outstanding participant rights to purchase such shares under the ESPP.

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Table of contents	Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation
Proposal 2
Advisory Vote to Approve Named Executive Officer Compensation
In accordance with the requirements of Section 14A of the Exchange Act and related rules of the SEC, our stockholders have the opportunity to cast an annual advisory vote to approve the compensation of our NEOs as disclosed pursuant to the SEC's compensation disclosure rules.
Motivating and retaining a talented and experienced leadership team is a key component to Thoughtworks' long-term success. We are committed to an effective compensation program that incorporates sound governance and relies significantly on performance-based incentives for our NEOs' annual compensation. The compensation realized by our NEOs in 2023 reflected the Company's ongoing alignment with Company performance and stockholder interests. We encourage stockholders to read the section entitled "Compensation Discussion and Analysis," beginning on page 31, which describes the details of our executive compensation program and the Compensation and Talent Committee's decision-making process with respect to our executive compensation program.
Stockholders are being asked to approve the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC's executive compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the executive compensation tables, is hereby approved.
As an advisory vote, this proposal is not binding on Thoughtworks, the Board or the Compensation and Talent Committee. However, the Compensation and Talent Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.
The next "say on pay" vote will occur at the 2025 annual meeting of stockholders.

Our Board of Directors recommends a non-binding advisory vote to approve the Company's named executive officer compensation by voting “FOR.”

2024 Proxy Report

Table of contents	Compensation Discussion and Analysis
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our named executive officer compensation program during our fiscal year ended December 31, 2023 ("fiscal year 2023"). It also provides an overview of our executive compensation philosophy, core principles and objectives. Finally, it analyzes how and why the Compensation and Talent Committee arrived at the specific compensation determinations for our NEOs for the fiscal year 2023, including the key factors that the Compensation and Talent Committee considered in deciding their compensation. For fiscal year 2023, our NEOs were:

•Guo Xiao (our President and Chief Executive Officer);

•Christopher Murphy (our Chief Revenue and Client Officer);

•Erin Cummins (our Chief Financial Officer);

•Ramona Mateiu (our Chief Legal Officer and Chief Compliance Officer);

•Sudhir Tiwari (our Global Head of the Digital Engineering Center); and

•Rebecca Parsons (our Chief Technology Officer Emerita).
Executive Summary and Fiscal Year Performance Highlights
For fiscal year 2023, Thoughtworks reported approximately $1.1 billion in revenue, representing a (13.1)% decrease on a reported basis, or (12.6)% on a constant currency basis, compared to the prior year. We continue to drive our business with rigor and discipline, managing supply and demand and being proactive with clients to help them achieve a better return from their technology budgets. At the core, our business strategy is predicated on deepening relationships with existing clients and winning new logos, as well as expanding our addressable market and range of services.
The Compensation and Talent Committee believes that the compensation of our NEOs for the fiscal year 2023 is commensurate with Thoughtworks' size, performance and profitability, the scope of their roles and responsibilities, and their leadership. Our executive compensation program is consistent and effective. While remaining true to principles and sound compensation policies and practices, our program also has the flexibility to incorporate feedback and evolving compensation practices that are important to us and our stakeholders. We believe our ability to attract and retain high-performing, world-class and diverse thought leaders enables us to achieve our business objectives, resulting in long-term value creation for our stockholders. In addition to aligning with our business strategy, our executive compensation philosophy supports our mission and collective impact.
Executive Compensation Philosophy and Objectives
Our executive compensation philosophy exemplifies our "pay for performance" culture and as such is anchored in delivering a majority of our executives' pay based on financial, team and individual performance. We strive to manage an executive compensation program that is simple to administer, data driven, aids in equitable treatment globally, prizes risk mitigating attributes, and is reasonably predictable and sustainable.
Compensation is integrated with the broader Total Rewards program, as outlined in the table below. We proactively assess our offerings and expect to exhibit flexibility as needed to maintain competitiveness, promote inclusiveness and retain top talent. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•Provide market competitive compensation and benefit levels that will attract, motivate, reward and retain a highly-talented team of executives within the context of responsible cost management;

•Incentivize executives to model the Thoughtworks "Why";

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Table of contents	Compensation Discussion and Analysis

•Align the interests and objectives of our executives with our stakeholders by linking their long-term incentive compensation opportunities to Thoughtworks' performance; and

•Offer total compensation opportunities to our executives that, while competitive, are internally consistent and fair.
Our total compensation packages must be competitive with other companies in our industry to ensure that we can continue to attract, motivate, reward and retain the executive officers who we believe are critical to our success. Keeping this in mind, the Compensation and Talent Committee seeks to accomplish our executive compensation goals while maintaining appropriate levels of internal pay equity, both between our CEO and our other executive officers, and between our executive officers and other non-executive employees.
For fiscal year 2023, the Compensation and Talent Committee structured the annual compensation of our executive officers, including our NEOs, using three principal elements: base salary, short-term incentive compensation in the form of an Annual Bonus Program ("ABP") and long-term incentive compensation, in the form of RSU and PSU equity awards. We use equity awards that vest over time to align employee and stockholder interests and provide incentive for continued service. We believe that retaining and developing the best talent over the long-term is a key factor in our business success and in our ability to continue creating value for our stakeholders. We require our NEOs and other senior executives to maintain certain levels of holdings of Thoughtworks stock.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.
Our governance standards regarding executive compensation are consistent with our executive compensation policies and practices. The Compensation and Talent Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What we do

•Maintain an independent Compensation and Talent Committee with an independent Compensation Consultant.

•Maintain meaningful stock ownership guidelines for senior management and directors.

•Perform an annual executive compensation review.

•Set the compensation package so that a significant portion of our NEOs' compensation is “at-risk,” since the value derived from equity awards is variable in nature based on corporate performance, which aligns the interests of our NEOs and stakeholders.

•Institute multi-year vesting requirements for equity awards to encourage focus on long term results.

•Maintain a Compensation Recovery (“Clawback”) Policy.

•Use double-trigger change in control arrangements.

What we don't do

•No unique executive retirement plans.

•No repricing of underwater stock options.

•No NEO-specific health, retirement or welfare benefits.

•No hedging or pledging of our equity securities.

•No contracts with multi-year guaranteed salary increases or guaranteed lump-sum payments.

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Table of contents	Compensation Discussion and Analysis

•No tax gross-ups with respect to Section 4999 of the Internal Revenue Code.
Determining Competitive Levels of Pay
Our Compensation and Talent Committee believes that we must offer competitive pay in comparison to our industry peers to attract, retain and motivate our executive talent. To that end, the Compensation and Talent Committee evaluates peer companies’ compensation levels and compensation practices to develop a better understanding of market practice. The Compensation and Talent Committee conducted a detailed peer group review, including considering various business attributes and financial metrics. Specifically, identifying other companies operating in IT consulting, software and services and research and consulting services industries. Quantitative factors reviewed included revenues, market capitalization and number of employees, among others. Organizations ranging from approximately ½ to 2 ½ times Thoughtworks’ size were considered for inclusion. Qualitative factors included key competitors for talent and key competitors in the markets we serve.
The Compensation and Talent Committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. The Compensation and Talent Committee reviews the composition of the Company’s peer group at least annually and, as appropriate, updates the group to reflect changes among peer companies, industry consolidation and Thoughtworks’ strategic priorities. Decisions regarding the composition of the peer group ultimately rest with the Compensation and Talent Committee.
The companies comprising the fiscal year 2023 compensation peer group were as follows:

ACI Worldwide, Inc.	Ceridian HCM Holding Inc.
LiveRamp Holdings, Inc.	TELUS International
Alteryx, Inc.	EPAM Systems, Inc.
Manhattan Associates, Inc.	Teradata Corporation
Pegasystems Inc.	ICF International, Inc.
Perficient, Inc.	TTEC Holdings, Inc.
Blackbaud, Inc.	Jack Henry & Associates, Inc.
Q2 Holdings, Inc.	Verint Systems Inc.
Process for Determining Compensation
The Role of the Compensation and Talent Committee
The Compensation and Talent Committee is responsible for reviewing and approving annually the corporate goals and objectives that are relevant to the compensation of the CEO and all other executive officers, and then makes recommendations to the Board regarding the compensation levels of the CEO and other executive officers. In addition, the Compensation and Talent Committee sets the composition of the peer company group that is used to set the market comparison parameters for our executive compensation program.
In discharging its responsibilities, the Compensation and Talent Committee works with our CEO and Chief Talent and Operating Officer. Our management assists the Compensation and Talent Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

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Table of contents	Compensation Discussion and Analysis
The Role of the CEO
The Compensation and Talent Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation and other compensation-related matters for our executive officers, including our NEOs (except with respect to his own compensation), based on his evaluation of their performance for the prior fiscal year. The Compensation and Talent Committee then considers any relevant guidance from its independent compensation consultant and reviews peer group information. The Compensation and Talent Committee makes a recommendation to the Board which makes the final decision on compensation for NEOs.
Setting CEO Pay
Our CEO participates in the same executive compensation program as our other executive officers, including the other NEOs. In determining the total pay package for our CEO, the Compensation and Talent Committee considers the same information and factors used in determining the packages for the other NEOs, except that our CEO does not make a recommendation to the Compensation and Talent Committee for his own compensation. The Chairman of the Board also provides commentary on performance and leadership to the Compensation and Talent Committee, and with the input on market relevant pay comparisons from our consultant, the package is reviewed and set annually.
The Role of the Independent Compensation Consultant
Pursuant to its charter, the Compensation and Talent Committee has the authority to engage external advisors, including compensation consultants, legal counsel and other advisors to assist it in discharging the responsibilities of our Board relating to the compensation of our executive officers, including our NEOs. In fiscal year 2023, the Compensation and Talent Committee engaged Deloitte, a global compensation consultant, to advise on various executive and director compensation-related matters, which included providing information, analysis and other advice during fiscal year 2023, including assistance with determining a compensation peer group. During fiscal year 2023, the engagement for executive compensation services totaled approximately $0.1 million.
The Company also engaged Deloitte or its affiliates during fiscal year 2023 to provide services unrelated to executive compensation. These engagements primarily consisted of accounting and tax services. Fees paid to Deloitte and its affiliates for these engagements totaled approximately $0.9 million during fiscal year 2023. Management initiated these engagements.
The Compensation and Talent Committee has considered the independence of Deloitte, consistent with the requirements of Nasdaq, and has determined that Deloitte is independent. Further, pursuant to SEC rules and Nasdaq listing standards, the Compensation and Talent Committee conducted a conflicts of interest assessment and determined there was no conflict of interest resulting from the services Deloitte provided in fiscal year 2023.
Elements of Compensation
Our executive compensation program is focused on leverage through variable pay, exemplifying our pay for performance culture that rewards executives based on individual, organizational and financial performance.
We strive to manage an executive compensation program that is simple to administer, data driven, aids in equitable treatment globally, espouses risk mitigating attributes and is reasonably predictable and sustainable.
Compensation is integrated with the broader Total Rewards program, as outlined in the table below. We proactively assess our offerings and expect to exhibit flexibility as needed to maintain competitiveness, promote inclusiveness and retain top talent.

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Table of contents	Compensation Discussion and Analysis
The fiscal year 2023 executive compensation program applicable to our NEOs consisted of the following:

Component	Objective	Link to Strategy & Performance
Base Salary	Provide market competitive rate of fixed compensation to attract and retain highly qualified thought leaders	Fixed and based on individual performance, experience and impact of role
Annual Bonus Program	Encourages annual results that create stockholder value	Linked to annual achievement of predetermined Company objectives – revenue, adjusted net operating income ("NOI") margin and utilization
Long-Term Incentives •RSUs •PSUs	Links long-term incentives to stock price appreciation Aligns compensation with the Company’s long-term strategic growth and profitability goals

Aligns NEOs’ interest to stockholders over a long-term horizon and provides for retention

Performance-based, tied to Company strategy and requires achieving relative Total Shareholder Return and Adjusted EBITDA goals
Benefits and Perquisites	Provides market competitive benefits to attract and retain NEOs	Provides for the same retirement, health and welfare benefits as offered to all of our employees
Base Salary
Each of our NEOs is paid a base salary commensurate with his or her position, experience, skills, duties and responsibilities. The Compensation and Talent Committee reviews base salaries every year, but increases are not guaranteed. For 2023, the Compensation and Talent Committee did not approve any base salary increases for any of our named executive officers. Dr. Rebecca Parsons' base salary was reduced from $715,335 to $570,000 effective September 1, 2023, as a result of her transition to a non-executive role with the Company.
Annual Bonus Program
Each of our NEOs has a performance-based annual cash bonus opportunity under our ABP that pays out based on Thoughtworks’ achievement of predetermined corporate financial performance objectives. Payments under the ABP were conditioned upon achievement of revenue and profit type targets set at a level to reward robust growth. For fiscal year 2023, the Compensation and Talent Committee used the following framework:

Global Targets	Regional Targets
•Global Revenue (50%)	•Global Revenue (20%)
•Global Adjusted NOI Margin (40%)	•Global Adjusted NOI Margin (16%)
•Global Utilization (10%)	•Region Revenue (30%)
•Region Adjusted NOI Margin (24%)
•Region Utilization (10%)
Actual annual bonuses paid to our NEOs, if any, are based on actual achievement of the financial and operational targets, above. The Compensation and Talent Committee reviews the performance against the targets and recommends the payout to the Board for approval. The Compensation and Talent Committee may consider personal performance when determining achievement.

Our NEOs, except for Mr. Murphy and Mr. Tiwari, participate in the global ABP. Regional-based executives', including Mr. Murphy and Mr. Tiwari, annual bonuses are based on their respective region's performance. As a result of Thoughtworks' operating results during fiscal year 2023, the Compensation and Talent Committee reviewed and confirmed that the thresholds for revenue, adjusted NOI margin and utilization were not met and as a result there were no payouts for our executives participating in the global ABP or Mr. Murphy who participates in the North America regional ABP. The Compensation and Talent Committee recommended, and the Board approved, the bonus payout for Mr. Tiwari who for 2023 was a participant in the India Middle East regional ABP.

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Table of contents	Compensation Discussion and Analysis
The Board approved a 43.4% payout of Mr.Tiwari's bonus target, adjusted down from a 64.8% achievement rate for the India Middle East region.
Global Corporate Results

	Weighting	Threshold (% of Target)	Target	Maximum (% of Target)	Actual (% of Target)
Global Gross Revenue	50.0%	95.4%	100.0%	107.9%	82.7%
Global Adjusted NOI Margin	40.0%	93.4%	102.2%	115.3%	42.1%
Global Utilization	10.0%	99.1%	100.6%	102.1%	92.5%
Payout (as a % of target payout)		20.0%	100.0%	200.0%	—%
North America Results (Mr. Murphy's plan)

	Weighting	Threshold (% of Target)	Target	Maximum (% of Target)	Actual (% of Target)
Global Gross Revenue	20.0%	95.4%	100.0%	107.9%	82.7%
Global Adjusted NOI Margin	16.0%	93.4%	102.2%	115.3%	42.1%
North America Revenue	30.0%	95.4%	100.0%	107.9%	78.2%
North America Adjusted NOI Margin	24.0%	94.2%	102.1%	112.7%	4.6%
North America Utilization	10.0%	99.1%	100.6%	102.1%	84.5%
Payout (as a % of target payout)		20.0%	100.0%	200.0%	—%
India Middle East Results (Mr. Tiwari's plan)

	Weighting	Threshold (% of Target)	Target	Maximum (% of Target)	Actual (% of Target)
Global Gross Revenue	20.0%	95.4%	100.0%	107.9%	82.7%
Global Adjusted NOI Margin	16.0%	93.4%	102.2%	115.3%	42.1%
India Middle East Revenue	30.0%	95.4%	100.0%	107.9%	99.5%
India Middle East Adjusted NOI Margin	24.0%	97.7%	102.1%	104.7%	100.6%
India Middle East Utilization	10.0%	98.9%	100.5%	102.0%	99.5%
Payout (as a % of target payout) (1)		20.0%	100.0%	200.0%	43.4%
(1) The Board of Directors, based on the recommendation of the Compensation and Talent Committee, adjusted down Mr. Tiwari's bonus from a 64.8% achievement rate.

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The following table sets forth, for each NEO, for fiscal year 2023, the NEO’s target annual bonus and the NEO’s actual annual bonus earned and paid:

Name	Fiscal Year 2023 Target Annual Bonus Opportunity (% of Annual Base Salary)	Fiscal Year 2023 Target Annual Bonus Opportunity	Fiscal Year 2023 Actual Annual Bonus Earned and Paid
Guo Xiao	70%	$477,750	$0
Christopher Murphy	43%	$263,526	$0
Erin Cummins (1)	43%	$204,259	$0
Ramona Mateiu	43%	$172,000	$0
Sudhir Tiwari (2)	43%	$115,798	$49,838
Rebecca Parsons	48%	$273,600	$0
(1) Ms. Cummins' annual bonus was set in GBP. Ms. Cummins' 2023 Target Annual Bonus Opportunity amount reflects an exchange rate of $1.21042 per GBP, the rate applicable as of January 1, 2023.
(2) Mr. Tiwari's annual bonus was set and paid in INR. Mr. Tiwari's 2023 Target Annual Bonus Opportunity amount reflects an exchange rate of $0.0121 per INR, the rate applicable as of January 1, 2023. Mr. Tiwari's 2023 Actual Annual Bonus Earned and Paid amount reflects an exchange rate of $0.01199 per INR, the rate applicable as of March 28, 2024, the payment date of the annual bonus.
Long-Term Incentive Plan
Our NEOs receive a significant proportion of their pay in the form of long-term equity-based awards, specifically both RSUs and PSUs. These awards provide our NEOs with a personal financial interest in Thoughtworks' success through stock ownership, aligning their interests with those of our stockholders. Equity-based incentives also enhance our NEOs' long-term commitment to Thoughtworks' building of stockholder value, as the potential realized value of the awards is determined by stock price appreciation. The Board, taking the recommendation of the Compensation and Talent Committee into consideration, approves awards of long-term equity incentives to our NEOs annually. There is no guaranteed or pre-determined amount. Each year, the amount of the award is considered holistically as part of the total reward package for each NEO.
Annual long-term equity incentive awards to our NEOs typically consist of an equal proportion of RSUs and PSUs. The corresponding grants for any given compensation year are granted as follows:
•In November of the preceding year, the RSU grant is awarded, representing 50% of the long term incentive. During fiscal year 2023, the Compensation and Talent Committee granted RSUs in November 2023 that correspond to the 2024 compensation year, and are included in the Summary Compensation Table for 2023.
•In March of the current year, the PSU grant is awarded, representing the remaining 50% of the long-term incentive component of pay. During fiscal year 2023, the Compensation and Talent Committee granted PSUs in March 2023.
Through service-based vesting and forfeiture provisions included in our RSU and PSU award agreements, we believe that we provide an additional incentive to our leadership to act in furtherance of our long-term success and our stockholders’ interests.
Before our IPO, Thoughtworks awarded options under the 2017 Plan with time and performance vesting provisions. There were no options awarded during fiscal year 2023, and Thoughtworks does not expect to grant any additional options or other awards under the 2017 Plan.

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Restricted Stock Units
In November 2023, the Compensation and Talent Committee granted RSUs to our NEOs. The Compensation and Talent Committee determined individual grant values and the proportion of the overall target value of each NEO's long-term incentive award that the RSUs comprised. The RSUs will vest in equal installments over a four-year period, with 25% of the RSUs vesting on each anniversary of the grant date. Upon vesting, each RSU will entitle the NEO to receive one share of Thoughtworks' common stock.
Performance Stock Units
In March 2023, the Compensation and Talent Committee granted PSUs to our NEOs. The Compensation and Talent Committee reviewed different performance measures and selected relative Total Shareholder Return ("rTSR") and Adjusted EBITDA for a three-year period as performance measures to determine PSU vesting. The Compensation and Talent Committee determined individual grant values and the proportion of the overall target value of each NEO's long-term incentive award that the PSUs comprised. The PSUs will vest, if at all, based on (i) the TSR performance of Thoughtworks' stock relative to the performance of the stock of companies in a predetermined peer group over a performance period of January 1, 2023 through December 31, 2025 (30% of the PSU award); and (ii) meeting specified Adjusted EBITDA targets each fiscal year from 2023 through 2025, subject to the NEO's continued employment during the vesting period (70% of the PSU award). Each year's Adjusted EBITDA target is approved by the Board by the end of the first quarter of the current year. The rTSR determined over a three-year time horizon was selected as a metric to align the Executive Officers' and stockholders' long-term interest with the Company's relative market performance. Adjusted EBITDA was selected as a metric that rewards annual growth in operating income and aligns the interest of the Executive Officers with the interest of, and value creation for, stockholders also during that three-year period.
Both performance and time vesting criteria must be satisfied in order for the PSUs to be considered vested. Although the performance determination will occur within three months after the end of the relevant fiscal year, vesting does not happen until the third anniversary of the grant date, subject to the NEO's continued employment through such third anniversary date. Depending upon performance, the number of PSUs earned will range from 0% to 200% of the target number of PSUs granted. Upon vesting, each PSU will entitle the NEO to receive one share of Thoughtworks' common stock. The fiscal year 2023 Adjusted EBITDA performance period year ending December 31, 2023 for the Adjusted EBITDA grant resulted in an achievement level of 0% of target. As a result, this impacted the 2023 Adjusted EBITDA-connected grants of PSUs made during fiscal years 2022 and 2023.
Health and Welfare Plans and Retirement Plans
Our NEOs are eligible to participate in employee benefit plans, including plans providing for medical, dental, disability, vision and life insurance benefits. We maintain tax-qualified retirement plans in the relevant countries, which provide all regular employees with an opportunity to save for retirement on a tax-advantaged basis. In the USA, under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Internal Revenue Code. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employee elective deferrals are 100% vested at all times. We have the ability to make discretionary matching and profit-sharing contributions to the 401(k) plan, and such match is issued on a quarterly basis and was capped at $5,000 per employee per year for fiscal year 2023. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.
Ms. Cummins contributes to our defined contribution retirement plan in the United Kingdom ("UK") on the same basis as other UK-based employees. Participants may elect to defer a portion of their compensation on a pre-tax basis, up to a capped amount, and have such deferred portion be contributed to the plan subject to applicable annual limits under His Majesty's Revenue and Customs regulations. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The employer matching amounts are not discretionary but set in line with the level of

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elective contribution, and they are applicable to Ms. Cummins in the same manner as our other UK-based employees.
Mr. Tiwari participates in the India Gratuity Plan, which is a broad-based statutory benefit program that provides a lump-sum payment, based on years of service and a defined percentage of his final monthly rate of salary, upon termination of employment. The benefit is capped at INR 2,000,000 (approximately $24,200 based on the INR Exchange Rate of $0.0121 USD per INR as of January 1, 2023). Mr. Tiwari has currently accrued the maximum benefit under the plan. Mr. Tiwari is also eligible for Provident Fund, a savings and retirement fund in India established and contributed to by salaried employees and their employers. A monthly contribution of 12% of basic salary (i.e. 40% of base pay) is made to the Provident Fund by both the employee and the employer. Employees are not obligated to match employer contributions of up to 12% of their income, although they are able to do so voluntarily. Additionally, 12% of the ABP target is contributed by Thoughtworks to the Provident Fund on a discretionary basis, only for Mr. Tiwari, which is not a statutory requirement.
Other Compensation Information
Minimum Stock Ownership Requirements
To align our NEOs’ interests with those of our stockholders, our Board has instituted minimum stock ownership requirements under our Corporate Governance Guidelines.
Our current minimum stock ownership requirements are as follows:

Role	Minimum Stock Ownership Requirement
Non-Employee Director	3x Cash Retainer
CEO	5x Base Salary
Other (Non-CEO) Section 16 Officer	2x Base Salary
Section 16 Officers and Directors have five years from hire or promotion to their respective levels to comply with the minimum stock ownership requirements. The minimum stock ownership levels for each Director and Section 16 Officer will be determined annually using the Director’s cash retainer or Section 16 Officer’s annual base salary as of June 30 of the applicable year (each such date, a “Measurement Date”). Compliance with the Guidelines will be determined by using the greater of (i) the price on the date of grant or (ii) the price on the Measurement Date. A Director's or Section 16 Officer's stock options and PSU grants are not considered toward satisfying the minimum stock ownership requirements. Directors who are employees of Apax Partners, L.L.P. are not subject to these minimum stock ownership requirements.
All of our NEOs met the applicable minimum stock ownership requirements as of December 31, 2023.
Clawback Policy
On December 1, 2023, we adopted the Thoughtworks Holding, Inc. Policy for the Recovery of Erroneously Awarded Compensation (the “Clawback Policy"). The Clawback Policy is intended to comply with the requirements of Section 10D of the Exchange Act and Rule 5608 of the Nasdaq Rulebook. Under the terms of the Clawback Policy, in the event of a restatement of our financial statements due to material non-compliance with any financial reporting requirement under applicable securities laws, the Compensation Committee will take reasonably prompt action to cause us to recover the amount of any incentive compensation granted, awarded or paid to a covered employee within the three completed fiscal years preceding the restatement date to the extent the value of such compensation was in excess of the amount of incentive compensation that would have been granted, awarded or paid had the financial statements been in compliance with the financial reporting requirements. Each executive officer, including our Named Executive Officers and certain former executive officers, are considered “Covered Persons” for purposes of the Clawback Policy. A copy of the Clawback Policy is furnished as Exhibit 97.1 to our Annual Report on Form 10-K, filed with the SEC on February 27, 2024.

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Furthermore, our equity-based incentive compensation awards and the Employment Agreements with certain of our Named Executive Officers contain the following provisions for the recoupment of incentive compensation:
•Equity award agreements covering grants made to our executive officers and other service providers include language providing that the award may be cancelled and the award recipient may be required to reimburse us for any realized gains to the extent required by applicable law or any clawback policy that we adopt.
•The Company’s 2021 Omnibus Incentive Plan includes provisions specifying that awards under that plan are subject to any clawback policy we adopt.
Insider Trading, Hedging and Pledging Policies
Our policy against insider trading prohibits all employees and directors from engaging in: (i) short sales, (ii) options trading, (iii) hedging transactions, (iv) trading on margin or pledging and (v) selling voting rights in connection with Thoughtworks securities. In addition, employees deemed "Thoughtworks Insiders" and directors are restricted from trading during specified blackout periods and may be subject to pre-clearance approval prior to being allowed to trade.
Executive Employment Agreements
In 2017, the Company entered into an employment agreement with each NEO (together, the “Executive Employment Agreements”) that memorialized the NEO’s base salary, performance-based annual cash bonus opportunity and eligibility to receive reimbursement of reasonable business expenses and participate in the Company’s benefit plans generally.
Each Executive Employment Agreement provides for an initial three-year term, followed by successive one-year extensions thereafter, unless either party elects not to permit such automatic renewal with at least 30 days’ prior written notice. In addition, each Executive Employment Agreement provides for certain severance benefits upon the NEO's resignation for “good reason” or upon a termination of the NEO's employment by the Company without “cause,” each as defined therein, subject to the NEO’s execution, delivery and non-revocation of a release of claims in favor of the Company and continued compliance with restrictive covenants. However, in connection with the adoption of the Executive Severance Plan (as defined below) and our NEOs’ participation therein, the severance benefits under the Executive Employment Agreements ceased to be and are no longer in effect. Please see “—Potential Payments Upon Termination or Change in Control” below for more details regarding the severance benefits each NEO is eligible to receive.
Each Executive Employment Agreement also subjects the NEO to (i) a non-competition covenant during employment and for 12 months thereafter (or such longer period (not to exceed 18 months) that such NEO is receiving severance benefits), (ii) non-interference, non-solicitation and non-hire covenants during employment and for 12 months (in the case of Ms. Cummins and Mr. Murphy) or 18 months (in the case of Mr. Guo, Ms. Mateiu, Dr. Parsons and Mr. Tiwari) thereafter and (iii) assignment of inventions and perpetual confidentiality and non-disparagement covenants.
Relationship Between Pay and Performance
We strive to design our executive compensation program to balance the goals of attracting, motivating, rewarding and retaining our executive officers, including our NEOs, with the goal of promoting the interests of our stakeholders. To ensure this balance and to motivate and reward individual initiative and effort, we seek to ensure that our program is designed so that a meaningful portion of our executive officers’ target total direct compensation is “at-risk” and variable in nature.
Generally, this philosophy is reflected in the target total direct compensation opportunities of our NEOs. In fiscal year 2023, a significant portion of the target total direct compensation awarded to our executive officers consisted of variable pay. We use both short-term incentive compensation in the form of cash bonuses and long-

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term incentive compensation in the form of RSU and PSU awards that may be settled for shares of our common stock.
These variable pay elements ensured that our NEOs’ target total direct compensation for fiscal year 2023 was contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below grant levels commensurate with our actual performance.
As we continue to mature as a public company, we believe that the compensation elements provided to all of our executive officers, including our NEOs, will continue to emphasize “at-risk” pay, which enables us to provide a balanced set of incentives for our executive officers to meet our business objectives and drive long-term growth.

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Table of contents	Compensation Discussion and Analysis
Summary Compensation Table
The following table summarizes the compensation of our NEOs for fiscal year 2023 and the fiscal years ended December 31, 2022 ("fiscal year 2022") and December 31, 2021 ("fiscal year 2021"), with the exception of Ms. Cummins, for whom only fiscal years 2023 and 2022 information is provided, as she was not a NEO in fiscal year 2021 and Ms. Mateiu and Mr. Tiwari, for whom only fiscal year 2023 information is provided as they were not NEOs in fiscal year 2022 or fiscal year 2021:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Guo Xiao	2023	682,500	3,624,632	—	—	6,093	4,313,225
President and Chief Executive Officer	2022	682,500	3,419,708	—	276,398	6,093	4,384,699
	2021	682,500	6,743,541	—	1,001,700	9,983	8,437,724
Christopher Murphy	2023	612,850	1,299,327	—	—	15,279	1,927,456
Chief Revenue and Client Officer	2022	612,850	1,327,987	—	111,266	9,996	2,062,098
	2021	612,850	2,559,201	—	464,852	11,051	3,647,954
Erin Cummins (4)	2023	475,022	1,109,370	—	—	37,817	1,622,209
Chief Financial Officer	2022	500,000	1,214,671	—	107,560	35,883	1,858,115
Ramona Mateiu	2023	400,000	803,121	—	—	6,093	1,209,214
Chief Legal and Compliance Officer
Sudhir Tiwari (5)	2023	269,298	255,724	—	49,838	19,029	593,888
Global Head of Digital Engineering Center
Rebecca Parsons (6)	2023	666,890	646,877	—	—	6,093	1,319,860
Chief Technology Officer Emerita	2022	715,335	1,101,356	—	159,333	6,093	1,982,116
	2021	715,335	2,900,157	—	730,476	9,983	4,355,951
(1) Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC 718. The fair value for RSUs and non-market-based PSUs is determined using the closing stock price on the date of grant. The fair value for market-based PSUs is determined using a Monte-Carlo simulation. The amount reflects 100% of target for PSUs granted in 2023 and assigned performance goals. The maximum amount eligible to be earned for PSUs granted in 2023 is $3,029,534 for Mr. Guo, $1,177,650 for Mr. Murphy, $1,029,590 for Ms. Cummins, $678,824 for Ms. Mateiu, $160,058 for Mr. Tiwari, and $881,566 for Dr. Parsons.
(2) Amounts for each year represent performance-based annual cash bonuses earned with respect to such performance year, which bonuses were paid to our NEOs in the first quarter of the year following the respective performance year.
(3) The amounts reported in this column include 401(k) matching contributions for Mr. Guo, Mr. Murphy, Mrs. Mateiu and Dr. Parsons and a de minimis amount related to other benefits. The amount reported in this column for Mr. Murphy also includes the cost of tax assistance. The amount reported in this column for Ms. Cummins includes UK defined contribution plan contributions made by the Company on her behalf in the amounts of $29,830 for 2023 and $29,760 for 2022. The amount reported in this column for Ms. Cummins also includes life, critical illness and disability insurance premiums and a global mobility tax preparation fee. The amount reported in this column for Mr. Tiwari includes contributions made by the Company on his behalf to the Provident Fund and insurance premiums.
(4) Ms. Cummins is paid in GBP. Her salary and certain benefits reported in the "All Other Compensation" column (defined contribution plan contributions made by the Company on her behalf and life, critical illness and disability insurance premiums paid by the Company on her behalf) are based on the GBP Exchange Rate of $1.21042 USD per GBP as of January 1, 2023. There was no change to her salary in local currency from 2022 to 2023.
(5) Mr. Tiwari is paid in INR. His salary, non-equity incentive plan compensation (annual bonus) and certain benefits reported in the "All Other Compensation" column (contributions made by the Company on his behalf to the Provident Fund and insurance premiums paid by the Company on his behalf) are based on the INR Exchange Rate of $0.0121 USD per INR as of January 1, 2023. His 2023 annual bonus amount was converted from INR into USD using the exchange rate of $0.01199 USD per INR the rate applicable as of March 28, 2024, the payment date of the annual bonus.
(6) Dr. Parsons' base salary was reduced from $715,335 to $570,000 effective September 1, 2023 as a result of her transition to a non-executive role with the Company.

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Table of contents	Compensation Discussion and Analysis
Grants of Plan-Based Awards
The following table sets forth additional information regarding RSUs and PSUs granted to our NEOs during fiscal year 2023:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Guo Xiao	N/A		95,550	477,750	955,500
	2/22/2023	(2)				9,524	19,048	38,096		182,289
	3/15/2023	(2)				40,526	81,051	162,102		586,809
	3/15/2023	(3)				40,526	81,051	162,102		745,669
	11/15/2023	(4)							548,017	2,109,865
Christopher Murphy	N/A		52,705	263,526	527,052
	2/22/2023	(2)				3,691	7,381	14,762		70,636
	3/15/2023	(2)				15,760	31,520	63,040		228,205
	3/15/2023	(3)				15,760	31,520	63,040		289,984
	11/15/2023	(4)							184,546	710,502
Erin Cummins	N/A		40,852	204,259	408,518
	2/22/2023	(2)				3,691	7,381	14,762		70,636
	3/15/2023	(2)				13,509	27,017	54,034		195,603
	3/15/2023	(3)				13,509	27,017	54,034		248,556
	11/15/2023	(4)							154,435	594,575
Ramona Mateiu	N/A		34,400	172,000	344,000
	2/22/2023	(2)				2,262	4,524	9,048		43,295
	3/15/2023	(2)				9,006	18,012	36,024		130,407
	3/15/2023	(3)				9,006	18,012	36,024		165,710
	11/15/2023	(4)							120,444	463,709
Sudhir Tiwari	N/A		23,160	115,798	231,596
	2/22/2023	(2)				953	1,905	3,810		18,231
	3/15/2023	(2)				1,880	3,759	7,518		27,215
	3/15/2023	(3)				1,880	3,759	7,518		34,583
	11/15/2023	(4)							45,635	175,695
Rebecca Parsons	N/A		54,720	273,600	547,200
	2/22/2023	(2)				3,691	7,381	14,762		70,636
	3/15/2023	(2)				11,258	22,515	45,030		163,009
	3/15/2023	(3)				11,258	22,515	45,030		207,138
	11/15/2023	(4)							53,531	206,094
(1) Amounts reflect PSUs granted in fiscal year 2023 as well as fiscal year 2022 with a performance period of January 1, 2023 to December 31, 2023. On February 22, 2023, the goals for the non-market based PSUs, granted in 2022 with a performance year of 2023, were set and approved by the Board, at which time they were considered granted. The PSUs granted on March 15, 2023 consisted of both non-market-based and market-based PSUs, respectively. The number of shares represent the amount that may vest, based on achieved performance at the end of the one-year or three-year performance period applicable to the award and the concurrent three-year service period. On March 15, 2023, the Board also approved non-market-based PSUs, which will be considered granted when goals are assigned in 2024 and 2025. These non-market-based PSUs include the following amounts: 108,068 for Mr. Guo, 42,028 for Mr. Murphy, 36,024 for Ms. Cummins, 24,016 for Ms. Mateiu, 5,012 for Mr. Tiwari, and 30,020 for Dr. Parsons.
(2) The fair value of non-market-based PSUs was based on the market price of our common stock on the date of grant. The grant date fair value amount was calculated assuming performance achievement at 100% of target.
(3) The fair value of market-based PSUs was determined using a Monte-Carlo simulation. The grant date fair value amount was calculated assuming performance achievement at 100% of target.
(4) The RSUs will vest in equal 25% installments on each of the first four anniversaries of the grant date. The fair value was based on the market price of our common stock on the date of grant.

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Table of contents	Compensation Discussion and Analysis
Stock Vested
The following table summarizes the number of shares acquired by each of the NEOs in fiscal year 2023 upon vesting of RSUs:

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Guo Xiao	84,952	330,875
Christopher Murphy	33,004	128,542
Erin Cummins	29,607	115,463
Ramona Mateiu	19,242	74,987
Sudhir Tiwari	5,216	20,463
Rebecca Parsons	26,210	102,385
(1) Amounts shown in these columns reflect RSU awards that vested during fiscal year 2023. The value of the RSU award was determined by multiplying the number of shares by the closing price of the Company's common stock on the applicable vesting date.
Outstanding Equity Awards At 2023 Fiscal Year End
The following table summarizes the outstanding equity awards held as of December 31, 2023, the last day of fiscal year 2023, by each of the NEOs:

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Guo Xiao	10/12/2017		2,445,472	—	2.29	10/12/2027
	12/19/2018		543,838	—	2.48	12/19/2028
	9/15/2020		26,427	2,336	5.16	9/15/2030
	11/18/2021						47,619	229,047
	11/15/2022						183,424	882,269
	11/15/2023						548,017	2,635,962
	4/18/2022	(4)					18,829	90,567
	4/18/2022	(5)							14,286	68,716
	3/15/2023	(5)							40,526	194,930
Christopher Murphy	10/12/2017		789,234	—	2.29	10/12/2027
	6/8/2018		108,951	—	2.29	6/8/2028
	12/19/2018		91,736	—	2.48	12/19/2028
	9/15/2020		24,024	2,124	5.16	9/15/2030
	11/18/2021						18,452	88,754
	11/15/2022						71,331	343,102
	11/15/2023						184,546	887,666
	4/18/2022	(4)					7,297	35,099
	4/18/2022	(5)							5,536	26,628
	3/15/2023	(5)							15,760	75,806

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Table of contents	Compensation Discussion and Analysis

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Erin Cummins	10/12/2017		230,476	—	2.29	10/12/2027
	12/19/2018		191,754	—	2.48	12/19/2028
	12/6/2019		217,902	—	5.16	12/6/2029
	9/15/2020		16,016	1,416	5.16	9/15/2030
	11/18/2021						18,452	88,754
	11/15/2022						61,141	294,088
	11/15/2023						154,435	742,832
	4/18/2022	(4)					7,297	35,099
	4/18/2022	(5)							5,536	26,628
	3/15/2023	(5)							13,509	64,978
Ramona Mateiu	10/12/2017		200,111	—	2.29	10/12/2027
	12/19/2018		43,580	—	2.48	12/19/2028
	9/15/2020		11,612	1,026	5.16	9/15/2030
	11/18/2021						11,310	54,401
	11/15/2022						40,761	196,060
	11/15/2023						120,444	579,336
	4/18/2022	(4)					4,472	21,510
	4/18/2022	(5)							3,393	16,320
	3/15/2023	(5)							9,006	43,319
Sudhir Tiwari	10/12/2017		289,615	—	2.29	10/12/2027
	12/19/2018		34,864	—	2.48	12/19/2028
	9/15/2020		11,212	990	5.16	9/15/2030
	11/18/2021						4,762	22,905
	11/15/2022						8,505	40,909
	11/15/2023						45,635	219,504
	4/18/2022	(4)					1,883	9,057
	4/18/2022	(5)							1,429	6,873
	3/15/2023	(5)							1,880	9,043
Rebecca Parsons	10/12/2017		1,212,367	—	2.29	10/12/2027
	12/19/2018		209,186	—	2.48	12/19/2028
	9/15/2020		26,427	2,336	5.16	9/15/2030
	11/18/2021						18,452	88,754
	11/15/2022						50,951	245,074
	11/15/2023						53,531	257,484
	4/18/2022	(4)					7,297	35,099
	4/18/2022	(5)							5,536	26,628
	3/15/2023	(5)							11,258	54,151

(1) The time-vesting options (43.33% of each option grant) vest over a four-year period, with 37.5% vesting on the 18-month anniversary of the grant date, and an additional 6.25% vesting at the end of every three-month period thereafter, for the remainder of the 48-month vesting period. Vesting is subject to (i) the NEO’s continuous service with the Company through the applicable vesting date and (ii) full acceleration upon the consummation of a “change in control” (as defined in the 2017 Plan). The performance-vesting options have fully vested.
(2) The RSUs vest annually in equal installments over a four-year period, with 25% vesting on each anniversary of the grant date, subject to the applicable terms and limitations contained in the Omnibus Plan.
(3) Based on the $4.81 closing price of a share of the Company's common stock as reported by Nasdaq on the last day of fiscal year 2023.
(4) The non-market-based PSUs have a performance period of one year, from January 1, 2022 through December 31, 2022, and a service period of three years. They are reflected at the actual shares earned, per the achievement level at the end of the performance period. The non-market-based PSUs with the performance year of January 1, 2023 through December 31, 2023 did not reach the threshold performance level and are therefore omitted from the table.
(5) The market-based PSUs have a performance and service period of three years. They are reflected at the threshold level, per performance through December 31, 2023.

2024 Proxy Report

Table of contents	Compensation Discussion and Analysis
Potential Payments Upon Termination or Change in Control
On September 9, 2021, our Board approved a new Executive Severance Plan (the “Executive Severance Plan”), under which each of our NEOs is entitled to severance (the "Severance Benefits”) in the event of a termination of the NEO's employment by the Company without “cause” or by the NEO with “good reason” (each, a “Qualifying Termination”), as each such term is defined in the Executive Severance Plan and summarized below, subject to the NEO's execution of a fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants. With the exception of Mr. Tiwari, the Severance Benefits for a Qualifying Termination that is not a change of control consist of 18 months of continued base salary payments, a prorated portion of the NEO’s target bonus for the year in which the Qualifying Termination occurs and up to 12 months of continued healthcare coverage at active employee rates (“Healthcare Subsidy”). For Mr. Tiwari, the Severance Benefits consist of 12 months of base salary, a prorated portion of his target bonus for the year in which the Qualifying Termination occurs and up to 12 months of Healthcare Subsidy.
In addition, if the Qualifying Termination occurs within three months prior to or 12 months following (or 18 months following, in the case of our Chief Executive Officer) a change in control (as defined in the Omnibus Plan), the Severance will include the Base Cash Severance set forth below, a prorated portion of the NEO's target bonus for the year in which the Qualifying Termination occurs and the Healthcare Subsidy for the period set forth below:

NEO	Base Cash Severance	Healthcare Subsidy Period
Guo Xiao	Two (2) times the sum of base salary plus target bonus	24 months
Christopher Murphy	One and one-half (1.5) times the sum of base salary plus target bonus	18 months
Erin Cummins	One and one-half (1.5) times the sum of base salary plus target bonus	18 months
Ramona Mateiu	One and one-half (1.5) times the sum of base salary plus target bonus	18 months
Sudhir Tiwari	One (1) times the sum of the base salary plus target bonus	12 months
Rebecca Parsons	One and one-half (1.5) times the sum of base salary plus target bonus	18 months
If the Qualifying Termination occurs within two years following the change in control, the Severance Benefits will also include full acceleration of any then-outstanding equity awards (at the greater of target and actual performance, in the case of performance-based awards) granted prior to the change in control that are assumed or substituted by the successor in the change in control, provided that such equity awards that are not so assumed or substituted in the change in control will immediately become fully vested upon consummation of the change in control.
Under the Executive Severance Plan, with respect to each NEO, “cause” and “good reason” have the meaning set forth in the NEO’s Executive Employment Agreement, provided that a material diminution of the NEO’s duties or responsibilities, taken as a whole, without the NEOs consent, will also constitute a basis for “good reason.”
The Executive Severance Plan includes a “best-net” provision, pursuant to which any “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) that become payable to a participant, including an NEO, will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Internal Revenue Code, whichever results in the better after-tax treatment to the participant.
The following table sets forth the benefits expected to be received by each NEO in each of the noted termination scenarios. This table assumes a termination date of December 31, 2023. With respect to amounts representing acceleration of unvested RSUs and PSUs, a qualifying termination in relation to a change in control is a termination

2024 Proxy Report

Table of contents	Compensation Discussion and Analysis
without cause that occurs at any time beginning on the date of the change in control up to and including the second anniversary of the change in control. With respect to other amounts, a qualifying termination in relation to a change in control is a termination without cause or resignation for good reason, in each case, that occurs at any time beginning three months prior to the date of the change in control and ending on the 18-month anniversary of the change in control (for Mr. Guo) or on the 12-month anniversary of the change in control (for all other NEOs).

Name	Salary and Bonus (1)	Value of Continuation of Benefits	Value of Accelerated Stock Options, RSUs and PSUs (2)		Total
Guo Xiao
Qualifying Termination, in relation to a Change of Control	$2,798,250	$47,322	$4,976,561	(3)	$7,822,133
Qualifying Termination, not in relation to a Change in Control	$1,501,500	$23,661	$—	(4)	$1,525,161
Death	$—	$—	$4,976,561	(5)	$4,976,561
Christopher Murphy
Qualifying Termination, in relation to a Change of Control	$1,575,089	$12,035	$1,797,146	(3)	$3,384,270
Qualifying Termination, not in relation to a Change in Control	$1,182,801	$8,023	$—	(4)	$1,190,824
Death	$—	$—	$1,797,146	(5)	$1,797,146
Erin Cummins (6)
Qualifying Termination, in relation to a Change of Control	$1,223,181	$1,767	$1,552,759	(3)	$2,777,707
Qualifying Termination, not in relation to a Change in Control	$916,792	$1,178	$—	(4)	$917,970
Death	$—	$—	$1,552,759	(5)	$1,552,759
Ramona Mateiu
Qualifying Termination, in relation to a Change of Control	$1,030,000	$18,004	$1,107,863	(3)	$2,155,867
Qualifying Termination, not in relation to a Change in Control	$772,000	$12,003	$—	(4)	$784,003
Death	$—	$—	$1,107,863	(5)	$1,107,863
Sudhir Tiwari (7)
Qualifying Termination, in relation to a Change of Control	$500,894	$817	$357,470	(3)	$859,181
Qualifying Termination, not in relation to a Change in Control	$385,096	$545	$—	(4)	$385,641
Death	$—	$—	$357,470	(5)	$357,470
Rebecca Parsons (8)
Qualifying Termination, in relation to a Change of Control	$1,539,000	$12,424	$967,863	(3)	$2,519,287
Qualifying Termination, not in relation to a Change in Control	$1,128,600	$8,283	$—	(4)	$1,136,883
Death	$—	$—	$967,863	(5)	$967,863
(1) Based on compensation structure as of December 31, 2023.

2024 Proxy Report

Table of contents	Compensation Discussion and Analysis

(2) Represents the value of vesting acceleration of unvested RSUs and PSUs, calculated by multiplying the applicable number of shares subject thereto by the Company's closing stock price of $4.81 per share on December 31, 2023, and the value of vesting acceleration of unvested options, calculated by multiplying the applicable number of shares subject thereto by the excess of such Company's closing stock price of $4.81 per share over the applicable exercise price. Unvested underwater options were excluded from the calculation. For purposes of calculating the value of non-market-based PSUs, the earned number of shares subject to such PSUs was used for the performance periods ended December 31, 2022 and 2023 and the target number of shares subject to such PSUs was used for the performance periods ending on December 31, 2024 and 2025. With respect to market-based PSUs, the target number of shares subject to such PSUs was used in the calculation.
(3) Represents the value of vesting acceleration of all unvested equity awards, with the exception of underwater options. The actual number of PSUs that will vest will be at the greater of actual and target-level performance.

(4) Represents cancellation of all unvested equity awards, such that the NEOs would not receive any value in respect thereof.
(5) Represents the value of vesting acceleration of unvested RSUs and PSUs and cancellation of any unvested options. The actual number of PSUs that will vest, if any, will be based on actual performance.
(6) Ms. Cummins is paid in GBP. Her salary, bonus and benefits amounts are based on the GBP Exchange Rate, as described in footnote (4) to the Summary Compensation Table above.
(7) Mr. Tiwari is paid in INR. His salary, bonus and benefits amounts are based on the INR Exchange Rate, as described in footnote (5) to the Summary Compensation Table above.
(8) Dr. Parsons was Chief Technology Officer through September 1, 2023, and continues to be employed by the Company. Her transition to a non-executive role did not trigger any payments or rights to other benefits.
Risk Assessment of Compensation
The Compensation and Talent Committee has assessed our compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the combination of different types and amounts of compensation, together with our internal controls and oversight by our Board of Directors, mitigates potential compensation-related risks.

2024 Proxy Report

Table of contents	Compensation Discussion and Analysis
Compensation Committee Report
This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.
The Compensation and Talent Committee has reviewed and discussed the Compensation Discussion and Analysis with our management and the Compensation and Talent Committee’s independent consultant. Based on its review and discussions, the Compensation and Talent Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.
Submitted by the Compensation and Talent Committee
Robert Brennan, Chair
Jane Chwick
Rohan Haldea
Gina Loften
Roxanne Taylor

2024 Proxy Report

Table of contents	Compensation Discussion and Analysis
CEO Pay Ratio
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the Company’s median employee. The ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described below.
To determine the ratio of the total annual compensation of our CEO to the total annual compensation of the median employee, we reviewed the annual base salary of our global workforce as of the last business day of fiscal year 2023. Due to population size, we identified a band of employees with a base salary that approximates the median base salary for the Company. The median base salary reflects our workforce consisting of thousands of international employees from all locations, including active, on leave, temporary, seasonal, fixed term, part-time and full-time employees. It does not include independent contractors, outsourced, third party or hourly-rate workers. We calculated the median employee’s total annual compensation for fiscal year 2023 (which consisted of base salary, any bonus if relevant and the Company’s contribution to life, pension and disability premiums) and ensured the median employee’s compensation did not contain distortive compensation features.
The median Thoughtworker works in India. For fiscal year 2023, the median employee’s total annual compensation was $69,088, which is based on the INR Exchange Rate of $0.0121 USD per INR as of January 1, 2023. Mr. Guo’s total annual compensation, including the Company’s contribution to the same type of benefits, was $4,313,225, resulting in a CEO pay ratio of 62:1.
Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive "compensation actually paid" and our financial performance for each of the last three completed calendar years. Our CEO is the principal executive officer ("PEO"). The table below summarizes compensation of our PEO and other NEOs for the fiscal years ending on December 31, 2023, 2022 and 2021, including the values previously reported in our Summary Compensation Table ("SCT"), as well as the adjusted values required in this section to show compensation actually paid. It also shows our total shareholder return ("TSR"), our net income and our financial performance measure for compensatory purposes, revenues.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)(3)	Average Summary Compensation Table for Non-PEO NEOs (4)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3)(4)	TSR (5)	Peer Group TSR (5)	Net Income (in thousands)	Revenues (in thousands) (6)
2023	$4,313,225	$(1,556,023)	$1,334,526	$(141,325)	$16	$81	$(68,661)	$1,126,816
2022	$4,384,699	$(3,626,017)	$1,933,616	$(1,179,380)	$35	$68	$(105,393)	$1,296,238
2021	$8,437,724	$26,208,809	$4,001,953	$8,898,289	$91	$96	$(575)	$1,069,945
(1) Guo Xiao was our PEO for the applicable fiscal years.
(2) The amounts in the following table represent the amounts added to or deducted from the equity award values for the PEO and non-PEO NEOs for the applicable year to compute the "Compensation Actually Paid" amounts shown in this column:

2024 Proxy Report

Table of contents	Compensation Discussion and Analysis

	2023		2022		2021
	PEO	Average Non-PEO NEO	PEO	Average Non-PEO NEO	PEO	Average Non-PEO NEO
Summary Compensation Table Total	$4,313,225	$1,334,526	$4,384,699	$1,933,616	$8,437,724	$4,001,953
SCT Stock Awards amount	(3,624,632)	(822,884)	(3,419,708)	(1,214,671)	(6,743,541)	(2,729,679)
Change in fair value of outstanding equity awards in applicable year	(1,699,126)	(487,663)	(1,580,549)	(765,371)	1,625,494	753,449
Change in fair value of equity awards vested in applicable year	(545,490)	(165,304)	(3,010,459)	(1,132,953)	22,889,132	6,872,566
Compensation Actually Paid	$(1,556,023)	$(141,325)	$(3,626,017)	$(1,179,380)	$26,208,809	$8,898,289
(3) The fair value of stock awards and stock options included in the Compensation Actually Paid ("CAP") amounts is calculated as of the required measurement date, consistent with the methodology and assumptions used to value the awards and disclosed at the grant date, as described in Thoughtworks' Annual Report. Any changes to stock award fair values from the grant date, for current year grants, and from prior year-end, for prior year grants, are based on Thoughtworks' stock price on the respective measurement dates. Any changes to stock option and market-based PSU fair values are based upon pricing models for changes in stock price, expected term, volatility and risk-free-rate assumptions on the respective measurement dates.
(4) The names of each of our non-PEO NEOs reflected in these columns for each applicable fiscal year are as follows: (i) for fiscal year 2023, Erin Cummins, Ramona Mateiu, Christopher Murphy, Rebecca Parsons and Sudhir Tiwari; (ii) for fiscal year 2022, Erin Cummins, Sai Mandapaty, Christopher Murphy and Rebecca Parsons; and (iii) for fiscal year 2021, Christopher Murphy and Rebecca Parsons.
(5) Our common stock began trading on Nasdaq Global Select Market on September 15, 2021. Therefore, the TSR is calculated using a start date of September 15, 2021 for each respective year. The peer group used for the TSR calculation is the same peer group used by the Compensation and Talent Committee for purposes of disclosing our executive compensation benchmarking practices, as described in the Compensation Discussion and Analysis above.
(6) We selected Revenues as our third metric as we believe it provides a good indicator of the financial health of the Company and our business, in addition to being a measure clearly distinct from TSR and Net Income. In line with this, the Company has linked Revenues to certain elements of our NEO's compensation, specifically the ABP, because of its importance to our overall short and long-term goals.
Compensation for our PEO and other Non-PEO NEOs is determined by a number of factors, as shown in the Elements of Compensation section of the Compensation Discussion and Analysis. Achievement of annual revenue ("Revenue") and adjusted net operating income margin ("Adjusted NOI Margin") targets determines our ABP payouts as approved by the Board. In addition, achievement of TSR and Adjusted EBITDA annual targets determines the level of payout for PSU awards. These elements combined seek to align our PEO and Non-PEO NEOs' compensation with the short- and long-term strategic growth and profitability goals of the Company.

2024 Proxy Report

Table of contents	Compensation Discussion and Analysis
The following graph compares the compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs with TSR (in ones):
The following graph compares the compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs with our net income (in ones, except that net income is in thousands):

2024 Proxy Report

Table of contents	Compensation Discussion and Analysis
The following graph compares the compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs with our revenues (in ones, except that revenues are in thousands):

The following table lists the most important financial performance measures we use to link the CAP to our performance for fiscal year 2023. The performance measures included in this table are not ranked by relative importance.

Most Important Performance Measures
Relative Total Shareholder Return
Adjusted NOI Margin
Revenues
Adjusted EBITDA
Utilization

2024 Proxy Report

Table of contents	Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal 3
Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Neither the accounting firm nor any of its members has any direct or indirect financial connection with us in any capacity other than as our auditors, providing audit and non-audit related services. EY has served as our independent registered public accounting firm since 2017. Although ratification of our appointment of EY is not required, we value the opinions of our stockholders and believe it is good corporate governance that stockholders ratify the appointment of EY.
If the appointment of EY is not ratified by the stockholders, the Audit Committee will consider this fact in future appointments of the independent auditors for Thoughtworks. Even if the appointment of EY is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the best interest of Thoughtworks.
Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they choose to do so and will be available to respond to questions.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment by the Audit Committee of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Abstentions are considered shares present and entitled to vote on this proposal and, thus, will have the same effect as a vote “AGAINST” this proposal.
Principal Accountant Fees and Services
The following table summarizes the fees of EY during the fiscal years ended December 31, 2023 and December 31, 2022 (in thousands):

	2023	2022
Audit Fees (1)	$2,922	$3,170
Audit-Related Fees	—	—
Tax Fees (2)	304	274
All Other Fees (3)	6	7
Total	$3,232	$3,451
(1) Audit fees include professional services rendered in connection with the audit of our consolidated financial statements, quarterly review of the consolidated financial statements and statutory audits required by non-U.S. jurisdictions.
(2) Tax fees relate to tax compliance, state and local tax planning, and consulting related to domestic and international tax matters.
(3) All other fees relate to a subscription to EY’s accounting and reporting research tool.

2024 Proxy Report

Table of contents	Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm
Pre-Approval Policies and Procedures
The Audit Committee has adopted a pre-approval policy that sets forth procedures and conditions pursuant to which audit and non-audit services to be performed by the independent auditor may be pre-approved. These services may include audit services, audit-related services, tax services and other services. All of the services relating to the fees described in the table above were approved by our Audit Committee or our Board of Directors. The Audit Committee considers such non-audit fees and services when assessing auditor independence.

2024 Proxy Report

Table of contents	Report of the Audit Committee
Report of the Audit Committee
Our Audit Committee has reviewed and discussed with our management and Ernst & Young LLP our audited consolidated financial statements for the fiscal year ended December 31, 2023. Our Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
Our Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with our Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from us.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.
Members of our Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained the appropriate accounting and financial reporting principles, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s consideration and discussions do not assure that the audit of the Company’s consolidated financial statements have been carried out in accordance with the standards of the PCAOB, that the consolidated financial statements are presented in accordance with the accounting principles generally accepted in the United States and that Ernst & Young LLP is in fact “independent.”
Submitted by the Audit Committee
William Parrett, Chair
Gina Loften
Roxanne Taylor
The information contained in the following report of our Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference into any past or future filing by us under the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, unless and only to the extent we specifically incorporate it by reference.

2024 Proxy Report

Other Matters
Other Business
Neither we nor our Board of Directors intend to propose any matters of business at the Annual Meeting other than the proposals described in this Proxy Statement. Neither we nor our Board of Directors are aware of any matters to be proposed by others at the Annual Meeting.
Where to Find Additional Information
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC's home page on the internet at www.sec.gov. We are an electronic filer, and the SEC maintains an internet site at www.sec.gov that contains the reports and other information we file electronically. These filings are also available on our corporate website at https://investors.thoughtworks.com/. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this Proxy Statement.

2024 Proxy Report

SCAN TO
VIEW MATERIALS & VOTE

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THOUGHTWORKS HOLDING, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Robert Brennan
02) Guo Xiao
03) Roxanne Taylor

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
3. The ratification of the appointment by the Audit Committee of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If any other matters properly come before the meeting, or if cumulative voting is required, the person(s) named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

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Signature (Joint Owners) Date

2024 Proxy Report

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V47397-P06444

THOUGHTWORKS HOLDING, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
JUNE 4, 2024

The stockholder(s) hereby appoint(s) Guo Xiao and Erin Cummins, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Thoughtworks Holding, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time on June 4, 2024, and any adjournment or postponement thereof.

IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2 AND PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE